    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 2001


                                                      REGISTRATION NO. 333-64490
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                         BRIGGS & STRATTON CORPORATION
             (Exact name of Registrant as specified in its charter)
                             ---------------------

         WISCONSIN                  39-0182330
      (State or other            (I.R.S. Employer
       jurisdiction             Identification No.)
    of incorporation or
       organization)


              DELAWARE                 GENERAC PORTABLE PRODUCTS, INC.                 13-4006887
              DELAWARE                            GPPD, INC.                           13-4012696
             WISCONSIN                            GPPW, INC.                           13-4012695
              DELAWARE                  GENERAC PORTABLE PRODUCTS, LLC                 39-1932782
    (State or other jurisdiction         (Exact name of Guarantor as                (I.R.S. Employer
 of incorporation or organization)        specified in its charter)              Identification Number)

                             ---------------------

                            12301 WEST WIRTH STREET
                           WAUWATOSA, WISCONSIN 53222
                                 (414) 259-5333
  (Address, including ZIP Code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------

                                 JAMES E. BRENN
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                         BRIGGS & STRATTON CORPORATION
                            12301 WEST WIRTH STREET
                           WAUWATOSA, WISCONSIN 53222
                                 (414) 259-5333
 (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)
                             ---------------------

 COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT,
                               SHOULD BE SENT TO:

                               BRUCE C. DAVIDSON
                              JOSEPH D. MASTERSON
                              QUARLES & BRADY LLP
                           411 EAST WISCONSIN AVENUE
                              MILWAUKEE, WI 53202
                                 (414) 277-5000
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: From time to time after the effective date of this Registration Statement as the selling security holders shall determine.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED OCTOBER 29, 2001


                         BRIGGS & STRATTON CORPORATION

                                  $140,000,000
                5.00% CONVERTIBLE SENIOR NOTES DUE MAY 15, 2006,
                         AND COMMON STOCK ISSUABLE UPON
                      CONVERSION OF THE CONVERTIBLE NOTES

  We issued the convertible notes in a private placement in May 2001. Selling holders will use this prospectus to sell the convertible notes and the shares of common stock into which the notes are convertible at any time at market prices prevailing at the time of the sale or at privately negotiated prices. There is currently no public market for the convertible notes. Although the convertible notes issued in the private placement are eligible for trading in the PORTAL market, they will no longer be eligible for trading in the PORTAL market following resale using this prospectus. The selling holders may sell the convertible notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from the sale of the notes or the underlying common stock.

  The holders of the convertible notes may convert the notes into shares of our common stock at a conversion rate of 20.1846 shares of common stock per $1,000 principal amount of convertible notes (equivalent to a conversion price of approximately $49.54 per share) at any time, unless previously redeemed or repurchased. This conversion rate, which would result in the issuance of 2,825,844 shares of our common stock if all of the convertible notes were converted, is subject to adjustment in certain circumstances under the terms of the notes. Our common stock is listed on the New York Stock Exchange under the symbol "BGG." On October 12, 2001, the last reported sale price of our common stock was $35.08 per share.

  We will pay interest on the convertible notes on May 15 and November 15 of each year. The first interest payment will be made on November 15, 2001. The notes will mature on May 15, 2006, unless previously converted, redeemed or repurchased.

  We may redeem some or all of the convertible notes at any time on or after May 15, 2004 at the redemption prices set forth in this prospectus, plus accrued and unpaid interest. We are required to offer to repurchase the notes upon a change in control, as defined in the indenture governing the notes, at 100% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

  The convertible notes are our general unsecured obligations. The notes are guaranteed on a general unsecured basis by our subsidiaries Generac Portable Products, Inc., GPPD, Inc., GPPW, Inc. and Generac Portable Products, LLC. The indenture governing the notes will not restrict our ability to incur other indebtedness. As of July 1, 2001, we had $527.7 million of total indebtedness.

  INVESTING IN THE CONVERTIBLE NOTES AND THE COMMON STOCK ISSUABLE UPON THEIR CONVERSION INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       Prospectus dated October   , 2001.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BRIGGS & STRATTON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BRIGGS & STRATTON SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     We have included or may include statements in this prospectus and any prospectus supplement (including documents incorporated by reference) that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You will be able to recognize a forward-looking statement because it contains a word such as "anticipate," "believe," "estimate," "expect," "project," "objective" or a similar expression to identify it as a forward-looking statement.

     WE CAUTION YOU THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE OUR ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THE FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS WE HAVE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS.

     In addition to the assumptions and other factors referred to specifically in connection with those statements, factors that could cause our actual results to differ materially from those contemplated in the forward-looking statements include factors discussed under "Risk Factors" in this prospectus and factors we have described under the caption "Cautionary Statement on Forward-Looking Statements" or similar captions in the documents we have incorporated by reference.

     The risks and uncertainties so identified are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently believe to be immaterial also may adversely affect us. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. For these reasons, we caution you not to place undue reliance on our forward-looking statements.

     We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update these forward-looking statements, even though our situation may change in the future.

                            INDUSTRY AND MARKET DATA

     In this prospectus we rely on and refer to information and statistics regarding our markets and market share in the sectors in which we compete. We obtained this information and statistics from various third-party sources, discussions with our customers and our own internal estimates. We believe that these sources and estimates are reasonable, but have not independently verified them and cannot guarantee their accuracy or completeness.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office  New York Regional Office  Chicago Regional Office
450 Fifth Street, N.W.        233 Broadway              Citicorp Center
Room 1024                     New York, New York 10048  500 West Madison Street
Washington, D.C. 20549                                  Suite 1400
                                                        Chicago, Illinois 60661-2511

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-732-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, 7th Floor, New York, New York 10005.

                   INCORPORATION OF INFORMATION BY REFERENCE

     We have elected to incorporate by reference information filed with the SEC, which means that:

     - incorporated documents are considered part of this prospectus;

     - we may disclose important information to you by referring you to those documents; and

     - information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

     We incorporate by reference the documents listed below that were filed with the SEC under the Securities Exchange Act of 1934:

     - our Amendment No. 1 to current report on Form 8-K/A filed with the SEC on June 28, 2001 and our Form 8-K filed with the SEC on October 18, 2001;

     - our annual report on Form 10-K for the fiscal year ended July 1, 2001;

     - the description of our common stock contained in our Registration Statement on Form 8-B, dated October 12, 1992, and filed with the SEC on October 14, 1992; and any amendment or report filed for the purpose of updating such description; and

     - the description of our common share purchase rights contained in our Registration Statement on Form 8-A, dated as of August 7, 1996, and filed with the SEC on August 9, 1996; and any amendment or report filed for the purpose of updating such description.

     We also incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (including documents filed after the date of this amendment to the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement) until the selling holders have sold all of the convertible notes offered by this prospectus or we have terminated the offering.

     You may obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through its web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents that are not specifically incorporated by reference in such documents. You may request a copy of these filings and a copy of the indenture, registration rights agreement and other agreements referred to in this prospectus at no cost by writing or telephoning us at the following address or telephone number:

                         Briggs & Stratton Corporation
                                  P.O. Box 702
                        Milwaukee, Wisconsin 53201-0702
                           Attn: Corporate Secretary
                           Telephone: (414) 259-5333

     We maintain a website at http://www.briggsandstratton.com. Our website and the information at that site, or connected to that site, is not incorporated into this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part.

                                    SUMMARY

     This prospectus constitutes part of a registration statement on Form S-3 that we filed with the SEC using a "shelf" registration process. Under this shelf process, any selling holder may sell any combination of the securities described in this prospectus in one or more transactions. All references to "we," "us," "our," or "Briggs & Stratton" in this prospectus are to Briggs & Stratton Corporation or Briggs & Stratton Corporation and its consolidated subsidiaries, as appropriate in the context.

     You should read this entire prospectus carefully. The following summary highlights selected information contained in this prospectus.

                                  THE COMPANY

     We are the world's largest producer of air-cooled gasoline engines for outdoor power equipment. We design, manufacture, market and service these products for original equipment manufacturers worldwide. These engines are primarily aluminum alloy gasoline engines ranging from 3 to 25 horsepower. Our engines are used mainly in various lawn and garden equipment applications, such as walk-behind lawnmowers, riding lawnmowers and garden tillers, as well as in many commercial products for both industrial and consumer applications, such as generators, pumps and pressure washers. We also manufacture replacement engines and service parts for sale through distributors to approximately 33,000 independently owned, authorized service dealers throughout the world.

     Market studies indicate that consumers of lawn and garden products prefer our brand of engine to the competition by a significant margin. Many retailers specify our engines on the power equipment they sell, and our brand is often featured prominently on the products and in their advertisements. We believe our sales represent nearly 50% of the worldwide unit sales of 3 to 25 horsepower, four cycle engines for outdoor power equipment applications.

     We strive to enhance our brand equity and our market leadership position by developing and manufacturing our products efficiently and marketing and servicing engines for a broad range of power products. We believe it is the combination of our broad array of engines, the strength of our brand, the service network supporting the markets we serve and our low cost manufacturing capabilities that makes us a leader in providing engines for power equipment throughout the world.

     In fiscal 2001, we derived approximately 25% of our net sales from sales in international markets, primarily Europe, where we are the market leader for supplying gasoline engines for lawn and garden equipment. We also export to developing and other nations that do not have established lawn and garden markets, where our engines are used in agricultural, marine, construction and other applications.

     Briggs & Stratton is a successor to a business organized in 1909. Our principal executive offices are located at 12301 West Wirth Street, Wauwatosa, Wisconsin 53222, and our telephone number is 414-259-5333.

                 ACQUISITION OF GENERAC PORTABLE PRODUCTS, INC.

     On May 15, 2001 we acquired Generac Portable Products, Inc. ("Generac"). Generac is a leading designer, manufacturer and marketer of engine-powered tools and related accessories for use in both consumer and commercial applications. Generac's two principal product lines are portable generators and pressure washers, which are sold primarily to large mass merchandisers and home center retailers throughout the United States, Canada and Europe. We estimate that, by dollar volume, Generac accounted for 32% of all portable generator sales and 37% of all pressure washer sales in the United Stated during calendar 2000. We believe that the acquisition of Generac provides us with an important opportunity to enhance our revenue and earnings growth rates and leverage our strong brand equity.

                                  THE OFFERING

Securities Offered............   Up to $140,000,000 aggregate principal amount
                                 of 5.00% Convertible Senior Notes due May 15,
                                 2006, together with the shares of common stock into which the convertible notes may be converted.

Issuer........................   Briggs & Stratton Corporation, a Wisconsin
                                 corporation.

Maturity Date.................   May 15, 2006.

Interest Payment Dates........   May 15 and November 15, beginning November 15,
                                 2001.

Conversion....................   The convertible notes are convertible at the
                                 option of the holder into shares of our common stock, at any time before the close of business on the business day immediately preceding the maturity date, unless we have previously redeemed or repurchased the convertible notes, at a conversion rate of 20.1846 shares of common stock per $1,000 principal amount of convertible notes. This is the equivalent to a conversion price of approximately $49.54 per share. The conversion rate, which would result in the issuance of 2,825,844 shares of our common stock if all of the convertible notes were converted, is subject to anti-dilution adjustment in certain events. See "Description of Convertible Notes -- Conversion Rights."

Optional Redemption...........   On or after May 15, 2004, we may redeem some or
                                 all of the convertible notes not previously converted at the redemption prices described under "Description of Convertible
                                 Notes -- Redemption At Our Option."

Sinking Fund..................   None.

Ranking.......................   The effective ranking of the convertible notes
                                 will be as follows:

                                 - The convertible notes will be our senior
                                   unsecured obligations and will rank equally with all of our existing and future senior unsecured debt.

                                 - The convertible notes will be senior to all
                                   of our unsecured subordinated indebtedness.

                                 - The convertible notes will be effectively
                                   junior to all of our secured indebtedness to the extent of the value of the collateral. In the event that the ratings of certain of our debt are reduced our bank debt and our other outstanding notes (but not the convertible notes) will be entitled to participate in a pledge of substantially all of our assets.

                                 - The convertible notes will be effectively
                                   junior to all indebtedness and other
                                   obligations, including trade payables, of all of our non-guarantor subsidiaries.

                                 As of July 1, 2001, our total senior unsecured debt, including the convertible notes and the $275.0 million of 8.875% Senior Notes due March 15, 2011 that we sold concurrently with the convertible notes, was approximately $527.7 million. We currently have no indebtedness that is expressly subordinated to the convertible notes.

Guarantees....................   The convertible notes are or will be
                                 unconditionally guaranteed, jointly and
                                 severally, by each of our existing and future significant domestic subsidiaries. As of the date of this prospectus our only significant domestic subsidiaries are Generac and its subsidiaries.
                                 See "Description of Convertible
                                 Notes -- Subsidiary Guarantees."

Change in Control.............   If we experience certain kinds of change in
                                 control events, we must offer to repurchase the convertible notes at a price of 100% of the principal amount thereof, plus accrued but unpaid interest, if any, to the date of repurchase. If we pay the repurchase price in common stock, the stock will be valued at 95% of the average closing sales prices of the common stock for the five trading days preceding and including the third trading day prior to the repurchase date. See "Description of Convertible Notes -- Repurchase At Option of
                                 Holders Upon a Change in Control."

Use of Proceeds...............   We will not receive any of the proceeds from
                                 the sale by any selling holder of the
                                 convertible notes or shares of common stock offered under this prospectus.

No Public Market..............   The convertible notes issued in the initial
                                 private placement are eligible for trading in the PORTAL market. However, the convertible notes sold using this prospectus will no longer be eligible for trading in the PORTAL market.
                                 The initial purchasers have advised us that they intend to make a market in the convertible notes. The initial purchasers are not obligated, however, to make a market in the convertible notes, and any such market-making may be discontinued by them in their discretion at any time without notice.

Governing Law.................   The indenture and the convertible notes are
                                 governed by the laws of the State of New York.

                                  RISK FACTORS

     You should consider carefully the information set forth in the section of this prospectus entitled "Risk Factors" beginning on page 8 and all other information provided to you or incorporated by reference in this prospectus in deciding whether to invest in the convertible notes or the common stock.

                                  RISK FACTORS

     An investment in the convertible notes or the common stock involves risks. You should consider carefully the information set forth in this section and all the other information provided to you or incorporated by reference in this prospectus before deciding whether to invest in the convertible notes or the common stock.

RISKS RELATING TO OUR BUSINESS

     DEMAND FOR LAWN AND GARDEN EQUIPMENT, AND CONSEQUENTLY FOR OUR PRODUCTS, FLUCTUATES SIGNIFICANTLY DUE TO SEASONALITY. IN ADDITION, CHANGES IN THE WEATHER, THE LEVEL OF HOUSING STARTS AND CONSUMER DISPOSABLE INCOME IMPACT DEMAND.

     Consumer demand for lawn and garden equipment is highest in the spring, and lower throughout the rest of the year. In addition, consumer demand for lawn and garden equipment can be reduced by a cold or dry spring in North America, a reduction in single family housing starts, and thus the number of households likely to purchase new lawn and garden equipment, and reductions in the level of disposable income. These factors in turn reduce demand from the retailers who purchase products from the original equipment manufacturers to whom we sell our engines.

     We manufacture throughout the year although our sales are concentrated in the second half of our fiscal year. This operating method requires us to anticipate demand of our customers and retail purchasers of lawn and garden equipment many months in advance. If we overestimate or underestimate demand during a given year, we may not be able to adjust our production quickly enough to avoid excess or insufficient inventories, and that may in turn limit our ability to maximize our potential sales.

     WE HAVE ONLY A LIMITED ABILITY TO PASS THROUGH COST INCREASES IN OUR RAW MATERIALS TO OUR CUSTOMERS DURING THE YEAR.

     We generally enter into annual purchasing plans with our largest customers, so our ability to raise our prices during a particular year to reflect increased raw materials costs is limited.

     A SIGNIFICANT PORTION OF OUR NET SALES COMES FROM THREE MAJOR CUSTOMERS, AND THE LOSS OF ANY OF THESE CUSTOMERS WOULD NEGATIVELY IMPACT OUR FINANCIAL RESULTS.

     Our three largest customers are AB Electrolux, MTD Products Inc. and Murray, Inc. Sales to these three customers combined were 46% of our net sales in fiscal 2001. The loss of a significant portion of the business of one or more of these key customers would significantly impact our net sales and profitability.

     CHANGES IN ENVIRONMENTAL OR OTHER LAWS COULD REQUIRE EXTENSIVE CHANGES IN OUR OPERATIONS OR TO OUR PRODUCTS.

     Our operations and products are subject to a variety of foreign, federal, state and local laws and regulations governing, among other things, emissions to air, discharges to water, noise, the generation, handling, storage, transportation, treatment and disposal of waste and other materials and health and safety matters. New engine emission regulations are being phased in between 2000 and 2008 by the federal government and the State of California and our customers will be subject to the noise reduction directive applicable to outdoor equipment sold in the European Union after January 1, 2002. We do not expect these changes to have a material adverse effect on us, but we cannot be certain that these or other proposed changes in applicable laws or regulations will not adversely affect our business or financial condition in the future.

     FOREIGN ECONOMIC CONDITIONS AND CURRENCY RATE FLUCTUATIONS CAN REDUCE OUR SALES.

     In fiscal 2001, we derived approximately 25% of our net sales from international markets, primarily Europe. We sell our domestically produced engines to foreign customers in U.S. dollars when we can, but we share some currency risk with customers. In fiscal 2001 we began selling some products to European customers for which we receive payments in Euros. Weak economic conditions in Europe could reduce our sales and currency fluctuations could adversely affect our sales or profit levels in U.S. dollar terms.

     ACTIONS OF OUR COMPETITORS COULD REDUCE OUR SALES OR PROFITS.

     The small gasoline engine industry is highly competitive and we have a number of significant competitors in each of our markets. Because the lawn and garden equipment market is mature, meaning that most households that need a lawn mower already have one, and because we hold a substantial market share, our competitors are more likely to focus on reducing our market share to improve their results. In addition, the mature nature of the market means that actions by our competitors to reduce their costs, lower their prices or introduce innovative products could hurt our sales or profits.

     DISRUPTIONS CAUSED BY LABOR DISPUTES OR ORGANIZED LABOR ACTIVITIES COULD HARM OUR BUSINESS.

     About 26% of our workforce is currently represented by labor unions. In addition, we may from time to time experience union organizing activities in our non-union facilities. Disputes with the current labor union or new union organizing activities could lead to work slowdowns or stoppages and make it difficult or impossible for us to meet scheduled delivery times for product shipments to our customers, which could result in loss of business. In addition, union activity could result in higher labor costs, which could harm our financial condition, results of operations and competitive position.

RISKS RELATING TO THE GENERAC ACQUISITION

     WE MIGHT NOT BE ABLE TO SUCCESSFULLY INTEGRATE GENERAC INTO OUR OPERATIONS.

     The integration process could disrupt the activities of the two businesses and requires, among other things, coordination of administrative and other functions. If we fail to overcome these challenges or any other problems encountered in connection with the acquisition, our financial condition, results of operations and competitive position could suffer.

     GENERAC'S HISTORICAL FINANCIAL RESULTS SHOULD BE VIEW CAUTIOUSLY, BECAUSE DEMAND CREATED IN ANTICIPATION OF YEAR 2000 CONCERNS WAS ABNORMAL.

     Generator sales to retailers were abnormally high in 1999, primarily in anticipation of retail purchases due to concerns among consumers about potential disruptions associated with Year 2000 issues. Retail sales of generators were much lower throughout 2000 and continuing into 2001, as demand fell off dramatically and existing inventory was gradually reduced to more normal levels.

     GENERATOR DEMAND DEPENDS IN LARGE PART UPON MAJOR WEATHER EVENTS, WHICH ARE DIFFICULT TO FORECAST.

     Because demand for generators depends in large part upon unpredictable weather events, we could produce either too many or too few generators in any particular period, resulting in excess costs or lost sales opportunities.

RISKS RELATING TO INVESTMENT IN THE CONVERTIBLE NOTES AND COMMON STOCK

     WE HAVE APPROXIMATELY $508.1 MILLION OF LONG-TERM DEBT, IN ADDITION TO THE SEASONAL BORROWINGS WE INCUR UNDER OUR WORKING CAPITAL FACILITIES. THIS LEVEL OF DEBT COULD ADVERSELY AFFECT OUR OPERATING FLEXIBILITY AND PUT US AT A COMPETITIVE DISADVANTAGE.

     Our level of debt and the limitations imposed on us by the indenture for the notes and our other credit agreements could have important consequences for you, including the following:

     - we will have to use a portion of our cash flow from operations for debt service rather than for our operations;

     - we may not be able to obtain additional debt financing for future working capital, capital expenditures or other corporate purposes or may have to pay more for such financing;

     - some or all of the debt under our current or future revolving credit facilities will be at a variable interest rate, making us more vulnerable to increases in interest rates;

     - we could be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

     - we will be more vulnerable to general adverse economic and industry conditions; and

     - we may be disadvantaged compared to competitors with less leverage.

     The terms of the indenture for the senior notes do not fully prohibit us from incurring substantial additional debt in the future and our revolving credit facilities permit additional borrowings, subject to certain conditions. If new debt is added to our current debt levels, the related risks we now face could intensify.

     We expect to obtain the money to pay our expenses and to pay the principal and interest on the convertible notes, the outstanding 8.875% senior notes, the credit facilities and other debt primarily from our operations. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. We cannot be certain that the money we earn will be sufficient to allow us to pay principal and interest on our debt, including the convertible notes, and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, including the convertible notes, sell assets or borrow more money. We cannot guarantee that we will be able to do so on terms acceptable to us. In addition, the terms of existing or future debt agreements, including the revolving credit facilities and our indentures, may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve these alternatives could significantly adversely affect the value of the convertible notes and related common stock and our ability to pay principal of and interest on the convertible notes. See "Description of Convertible Notes."

     WE ARE SUBSTANTIALLY RESTRICTED BY THE TERMS OF THE OUTSTANDING 8.875% SENIOR NOTES AND OUR OTHER DEBT, WHICH COULD ADVERSELY AFFECT US AND INCREASE YOUR CREDIT RISK.

     The indentures relating to the convertible notes and the senior notes and our revolving credit agreements each include a number of significant financial and operating restrictions, which may prevent us from capitalizing on business opportunities and taking some corporate actions. Most of the restrictions under the indenture governing the senior notes will cease to apply if and when the senior notes are rated "Investment Grade" by S&P and Moody's with at least a stable outlook and there is no event of default with respect to the senior notes. These covenants could adversely affect us by limiting our ability to plan for or react to market conditions or to meet our capital needs. These covenants include, among other things, restrictions on our ability to:

     - pay dividends or make distributions in respect of our capital stock or to make certain other restricted payments;

     - incur indebtedness or issue preferred shares;

     - create liens;

     - make loans or investments;

     - enter into sale and leaseback transactions;

     - agree to payment restrictions affecting our restricted subsidiaries;

     - consolidate, merge, sell or lease all or substantially all of our assets;

     - enter into transactions with affiliates;

     - designate our subsidiaries as unrestricted subsidiaries; and

     - dispose of assets or the proceeds of sales of our assets.

     In addition, our revolving credit facility contains financial covenants that, among other things, require us to maintain a minimum interest coverage ratio and impose a maximum leverage ratio. These covenants will continue even if the senior notes are rated "Investment Grade."

     OUR FAILURE TO COMPLY WITH RESTRICTIVE COVENANTS UNDER THE INDENTURE GOVERNING THE SENIOR NOTES AND OUR REVOLVING CREDIT FACILITIES COULD TRIGGER PREPAYMENT OBLIGATIONS.

     Our failure to comply with the restrictive covenants described above could result in an event of default, which, if not cured or waived, could result in us being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely affected by increased costs and rates.

     THE CONVERTIBLE NOTES ARE UNSECURED, AND THEREFORE ARE EFFECTIVELY SUBORDINATED TO ANY SECURED DEBT, AND THE SUBSIDIARY GUARANTEES OF THE CONVERTIBLE NOTES ARE UNSECURED AND EFFECTIVELY SUBORDINATED TO THE SECURED DEBT OF THE GUARANTORS. THE CONVERTIBLE NOTES ARE ALSO EFFECTIVELY SUBORDINATED TO OTHER OBLIGATIONS OF OUR NON-GUARANTOR SUBSIDIARIES.

     The convertible notes and the guarantees are not secured by any of our assets or those of our subsidiaries. As a result, the convertible notes and guarantees are effectively subordinated to any secured debt we may incur and to the secured debt of the guarantor subsidiaries to the extent of the value of the assets securing such debt. Under our bank debt we are required to provide liens against substantially all of our assets in the event of a reduction in the ratings of our 8.875% senior notes and our 7.25% notes due 2007, in which event those notes (but not the convertible notes) are required to be equally and ratably secured. We may also be required to provide guarantees of the bank indebtedness by subsidiaries that do not guarantee the convertible notes. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt or the debt (including guarantees) of the guarantor subsidiaries may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the convertible notes.

     THE SUBSIDIARY GUARANTEES MAY RAISE FRAUDULENT TRANSFER ISSUES, WHICH COULD IMPAIR THE ENFORCEABILITY OF THE SUBSIDIARY GUARANTEES.

     Upon completion of the acquisition of Generac, Generac and its subsidiaries became guarantors of the notes. If any of our other domestic subsidiaries becomes a significant subsidiary, it will also guarantee the notes. Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could subordinate or void any guarantee if it found that the guarantee was incurred with actual intent to hinder, delay or defraud creditors or the guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and the guarantor:

     - was insolvent or was rendered insolvent because of the guarantee and the application of proceeds of the notes or the guarantee;

     - was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business;

     - intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity; or

     - was a defendant in an action for money damages, or had a judgment for money damages docketed against it, if, in either case, after final judgment the judgment is unsatisfied.

     We cannot be sure as to the standard that a court would use to determine whether or not the guarantors were solvent at the relevant time, or that the issuance of the guarantees would not be voided or the guarantees would not be subordinated to the guarantors' other debt. A guarantee could also be subject to the claim that, because the guarantee was incurred for the benefit of Briggs & Stratton, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. If a court voided a guarantee as a result of fraudulent conveyance, or held it unenforceable for any other reason, note holders would cease to have a claim against the guarantor and would be solely creditors of Briggs & Stratton and any remaining guarantors.

     WE MAY NOT HAVE SUFFICIENT FUNDS TO PURCHASE SENIOR NOTES UPON A CHANGE OF CONTROL.

     If there is a change of control under the terms of the indenture governing the senior notes, each holder of senior notes may require us to purchase all or a portion of its senior notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. Our ability to purchase the senior notes upon a change of control event may be limited by the terms of our other debt agreements at that time. In order to purchase any outstanding senior notes, we might have to refinance our outstanding indebtedness, which we might not be able to do. In addition, even if we were able to refinance our other indebtedness, any financing may be on terms unfavorable to us.

     INVESTORS MAY FIND IT DIFFICULT TO TRADE THE CONVERTIBLE NOTES.

     The convertible notes are a new issue of securities and there is currently no public market for the convertible notes. We do not intend to apply for listing of the convertible notes on any securities exchange. Although the initial purchasers have informed us that they intend to make a market in the convertible notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Any such market-making will be subject to the limitations imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer for the senior notes. The convertible notes issued in the initial private placement are eligible for trading in the PORTAL market, but the convertible notes sold using this prospectus will no longer be eligible for trading in the PORTAL market.

     We also cannot assure that you will be able to sell your convertible notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the convertible notes. Future trading prices of the convertible notes will depend on many factors, including:

     - our operating performance and financial condition;

     - the interest of securities dealers in making a market for the notes and exchange notes; and

     - the market for similar securities.

     Historically, the market for non-investment grade, convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the convertible notes will be subject to disruptions. Any disruptions may have a negative effect on the holders of the convertible notes, regardless of our prospects and financial performance.

     THE PRICE OF OUR COMMON STOCK AND THEREFORE OF OUR CONVERTIBLE NOTES MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY RESULT IN LOSSES FOR INVESTORS.

     The market price for our common stock has been and may continue to be volatile. For example, during the 52-week period ended October 12, 2001, the prices of our common stock as reported on the New York Stock Exchange ranged from a high of $48.375 to a low of $29.65. Our stock price can fluctuate as a result of a variety of factors, including factors listed in this "Risk Factors" section and others, many of which are beyond our control. These factors include:

     - actual or anticipated variations in our quarterly operating results;

     - announcement of new products or services by us or our competitors;

     - announcements relating to strategic relationships or acquisitions;

     - changes in financial estimates or other statements by securities analysts;

     - changes in general economic conditions; and

     - future terrorist incidents and U.S. response thereto.

     Because of this volatility, we may fail to meet the expectations of our shareholders or of securities analysts at some time in the future, and our stock price and therefore the price of our common stock and convertible notes could decline as a result.

     OUR COMMON STOCK PURCHASE RIGHTS, CERTAIN PROVISIONS OF WISCONSIN LAW AND OUR ARTICLES OF INCORPORATION AND BYLAWS CONTAIN CERTAIN PROVISIONS THAT COULD MAKE A TAKEOVER OF BRIGGS & STRATTON MORE DIFFICULT.

     Our common stock purchase rights, certain provisions of Wisconsin law and our articles of incorporation and bylaws could have the effect of delaying or preventing a third party from acquiring us, even if a change in control would be beneficial to our shareholders. In addition to our common stock purchase rights, these provisions of our articles of incorporation and bylaws include:

     - providing for a classified board of directors with staggered, three year terms;

     - permitting removal of directors only for cause;

     - providing that vacancies on the board of directors will be filled by the remaining directors then in office; and

     - requiring advance notice for shareholder proposals and director nominees.

     In addition, the Wisconsin control share acquisition statute and Wisconsin's "fair price" and "business combination" provisions limit the ability of an acquiring person to engage in certain transactions or to exercise the full voting power of acquired shares under certain circumstances. These provisions and other provisions of Wisconsin law could make it more difficult for a third party to acquire us, even if doing so would benefit our shareholders. As a result, offers to acquire Briggs & Stratton which represent a premium over the available market price of our common stock may be withdrawn or otherwise fail to be realized. See "Description of Capital Stock."

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The consolidated ratios of our earnings to fixed charges are set forth below for the periods indicated.

                                                            FISCAL YEAR ENDED
                                            --------------------------------------------------
                                            JULY 1,   JULY 2,   JUNE 27,   JUNE 28,   JUNE 29,
                                             2001      2000       1999       1998       1997
                                            -------   -------   --------   --------   --------
Ratio of earnings to fixed charges........   3.3x     11.1x*     10.8x       6.7x      10.4x

---------------

* Includes $16.5 million pretax gain on disposition of our foundry assets.

     For the purpose of calculating these ratios, we define earnings as income before income taxes plus fixed charges. We define fixed charges as the sum of interest expense plus interest expense of unconsolidated subsidiaries.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the convertible notes or the common stock into which the notes are convertible. The selling holders will receive all of the net proceeds from the sale of the convertible notes and the common stock into which the notes are convertible that they, respectively, own.

                        DESCRIPTION OF CONVERTIBLE NOTES

     The convertible notes constitute a series of debt securities we issued under an indenture between us and Bank One, N.A., as trustee. The terms of the convertible notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

     This section summarizes selected provisions of the indenture and the convertible notes. It does not, however, describe certain exceptions and qualifications contained in those documents, and is subject to and qualified in its entirety by reference to all of the provisions of the indenture. In this section, we use capitalized words to signify defined terms that have been given special meaning in the indenture. We describe the meaning of only the more important terms. You should read the indenture itself for a full description of the terms of the convertible notes. If you would like more detailed information on the provisions of the indenture, you should review the full text of the indenture. You can obtain a copy of the indenture from us upon request.

     When referring to the notes and the indenture, references in this prospectus to "Briggs & Stratton," "we," "our," or "us" mean Briggs & Stratton Corporation, the parent company, and do not include our subsidiaries.

GENERAL

     The convertible notes are our general unsecured obligations, rank equally in right of payment with all of our other unsecured senior debt and are limited to $140.0 million aggregate principal amount. Payment in full of the principal amount of the convertible notes will be due at maturity on May 15, 2006.

     The convertible notes bear interest at the annual rate shown on the front cover of this prospectus from May 14, 2001, or from the most recent date to which interest has been paid or provided for, payable on May 15 and November 15 of each year, commencing November 15, 2001, until the principal is paid or made available for payment, to the person in whose name the convertible note is registered at the close of business on the preceding May 1 or November 1, as the case may be. Interest is computed on the basis of a 360-day year of twelve thirty-day months.

     The convertible notes are convertible into shares of our common stock initially at the conversion rate stated on the front cover of this prospectus at any time following the initial issue date of the convertible notes and before the close of business on the business day immediately preceding May 15, 2006 unless previously redeemed or repurchased by us. The conversion rate will be subject to adjustment upon the occurrence of certain events described below under "-- Conversion Rights."

     The convertible notes are redeemable at our option at any time on or after May 15, 2004, in whole or in part, at the redemption prices set forth below under "-- Redemption At Our Option," plus accrued and unpaid interest to the date of redemption. The convertible notes are also subject to repurchase by us at the option of the holders upon a change in control of our company, as described below under "-- Repurchase At Option of Holders Upon a Change in Control."

     The principal of, premium, if any, and interest on the convertible notes will be payable, and the convertible notes may be surrendered for registration of transfer, exchange and conversion, at the office or agency of the trustee in Manhattan, New York. See "-- Payment and Conversion." Payments, transfers, exchanges and conversions relating to beneficial interests in convertible notes issued in book-entry form will be subject to the procedures applicable to global notes described below. We may not impose any service charge, other than payment of a sum sufficient to cover any applicable tax or other governmental charge, on the transfer or exchange of any convertible note.

     We have initially appointed the trustee as the paying agent, transfer agent, registrar and conversion agent for the convertible notes. In these capacities, the trustee is responsible for:

     - maintaining a record of the aggregate holdings of convertible notes represented by the global note described below and accepting convertible notes for exchange and registration of transfer;

     - ensuring that payments of principal, premium, if any, and interest received by the trustee from us in respect of the convertible notes are duly paid to The Depository Trust Company ("DTC") or its nominees;

     - transmitting to us any notices from holders of the convertible notes;

     - accepting conversion notices and related documents and transmitting the relevant items to us; and

     - delivering certificates representing the common stock issued upon conversion of the notes.

     We will cause each transfer agent to act as a registrar and will cause each transfer agent to keep a register at their office in which, subject to any reasonable regulations we may prescribe, we will provide for registration of transfers of convertible notes. We may vary or terminate the appointment of any paying agent, transfer agent or conversion agent, or appoint additional or other agents, or approve any change in the office through which any agent acts. However, we will at all times maintain a paying agent, transfer agent and a conversion agent in Manhattan, New York. We will cause notice of any resignation, termination or appointment of the trustee or any paying agent, transfer agent or conversion agent, and of any change in the office through which any agent acts, to be provided to holders of the convertible notes.

SUBSIDIARY GUARANTEES; NO OTHER COLLATERAL

     The convertible notes were not guaranteed when we initially issued them, but Generac and its subsidiaries each became a guarantor shortly after we acquired Generac. Generac and its subsidiaries are also guarantors of the senior notes. In addition, if at any time a Domestic Subsidiary of Briggs & Stratton constitutes a Significant Domestic Subsidiary, then such Domestic Subsidiary will become a guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date when such event occurs.

     Each guarantee of the convertible notes is the obligation of the guarantor and ranks equally and ratably with all existing and future senior unsecured obligations of that guarantor.

     The Subsidiary Guarantees are full and unconditional joint and several obligations of the guarantors. The obligations of each guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

     The Subsidiary Guarantee of a guarantor will be released at such time as the guarantor is no longer a subsidiary of Briggs & Stratton.

     Under our bank debt we are required to provide liens against substantially all of our assets under certain circumstances, including a reduction in the ratings of our 8.875% senior notes and our 7.25% notes due 2007, in which event those notes (but not the convertible notes) are required to be equally and ratably secured. We may also be required to provide guarantees of the bank indebtedness by subsidiaries that do not guarantee the convertible notes.

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

     The convertible notes have been issued:

     - only in fully registered form;

     - without interest coupons; and

     - in minimum denominations of $1,000 and integral multiples of $1,000.

     The convertible notes initially are represented by one or more notes in registered, global form, referred to as global notes. The global notes were deposited upon issuance with the trustee as custodian for DTC, New York, New York, and registered in the name of DTC or its nominee, for credit to an account of a direct or indirect participant in DTC as described below.

     Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

     Except as set forth below, the global notes may be transferred, in whole and not in part, only to DTC, its nominees and their successors. Beneficial interests in the global notes may not be exchanged for notes in certificated form, except in the limited circumstances described below under "-- Exchange of Book-Entry Notes for Certificated Notes."

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     We will issue a convertible note in certificated form in exchange for a beneficial interest in a global note only if:

     - DTC notifies us that it is unwilling or unable to continue as depository for the global note or if DTC ceases to be a clearing agency registered under applicable law and, in either case, we fail to appoint a successor depository within 90 days after we become aware of such event;

     - an event of default under the indenture has occurred and is continuing and the registrar has received a request from DTC to issue convertible notes in definitive form; or

     - upon written notice given to the trustee by or on behalf of DTC in accordance with the indenture.

     In all cases, certificated notes delivered in exchange for a beneficial interest in a global note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository, in accordance with its customary procedures.

CERTAIN BOOK-ENTRY PROCEDURES FOR GLOBAL NOTES

     Beneficial interests in global notes are shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own convertible notes held by DTC only through a participant.

     The descriptions of the operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within DTC's control and are subject to changes by DTC from time to time. We take no responsibility for these operations and procedures and urge you to contact DTC or its participants directly to discuss these matters.

     DTC has provided us the following information:

     - DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

     - DTC was created to hold securities for its participants and to facilitate the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

     - Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     - DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

     - Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     - The rules applicable to DTC and its participants are on file with the SEC.

     As long as DTC, or its nominee, is the registered holder of a global note, we and the trustee will treat DTC or such nominee as the sole owner of the convertible notes represented by such global note for all purposes. Except in the limited circumstances described above under "-- Exchange of Book-Entry Notes for Certificated Notes," owners of beneficial interests in a global note:

     - will not be entitled to have any portion of the convertible notes represented by that global note registered in their names;

     - will not receive or be entitled to receive physical delivery of the convertible notes in certificated form; and

     - will not be considered the owners or holders of the global note, or the convertible notes represented by that global note, under the indenture or the convertible notes.

Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a participant, those of the participant through which that person owns its interest, in order to exercise any rights of a holder under the indenture or the convertible notes.

     On each relevant payment date, we will wire transfer the principal of, premium or interest on, or redemption or repurchase price to DTC or its nominee, as the case may be, as the registered owner of the global note. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

     DTC has advised us that its current practice, upon receipt of any payment of principal, premium, interest or the redemption or repurchase price, is to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the global note as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants whose accounts are credited with convertible notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes and voting by participants will be governed by standing instructions and customary practices between the participants and owners of beneficial interests, as is the case with convertible notes held for the account of customers registered in "street name." But payments will be the responsibility of the participants and not of DTC, the trustee or us.

     Redemption notices will be sent to DTC or its nominee. If less than all of the convertible notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant in the issue to be redeemed.

     DTC has advised us that it will take any action permitted to be taken by a holder of convertible notes, including the presentation of convertible notes for exchange as described below and the conversion of convertible notes:

     - only at the direction of one or more participants to whose account with DTC beneficial interests in the global notes are credited; and

     - only in respect of the portion of the aggregate principal amount the convertible notes as to which the participant or participants has or have given that direction.

However, if there is an event of default under the convertible notes, DTC reserves the right to exchange the global notes for convertible notes in certificated form and to distribute the convertible notes to its participants.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global notes among participants, it is under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time.

     None of us, the trustee or any of our respective agents will have any responsibility for the performance by DTC or its participants of their respective obligations under the rules and procedures governing its operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

PAYMENT AND CONVERSION

     The principal of the convertible notes will be paid in U.S. dollars, against surrender of the convertible notes at the office or agency of the trustee in Manhattan, New York, by dollar check or by transfer to a dollar account maintained by the holder with a bank in New York City. Payment of interest on a convertible note may be made by dollar check mailed to the person entitled to the interest at that person's address as it appears in our security register, or, upon written application by the holder to the security registrar not later than the relevant record date, by transfer to a dollar account maintained by the holder with a bank in the United States.

Transfers to dollar accounts will be made only to holders of an aggregate principal amount of convertible notes in excess of $2,000,000.

     As previously stated, payments in respect of the principal of, and premium, if any, and interest on, any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee, as the case may be, in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the convertible notes, including the global notes, are registered as the owners of those notes for the purpose of receiving payments and for any and all other purposes. Consequently, we, the trustee and any paying agent will have no responsibility or liability for:

     - any aspect of DTC's records or any participant's records relating to, or payments made on account of, beneficial ownership interests in the global notes;

     - maintaining, supervising or reviewing any of DTC's records or any participant's records relating to the beneficial ownership interests in the global notes; or

     - any other matter relating to the actions and practices of DTC or any of its participants.

     Any payment on a convertible note due on any day that is not a business day may be made the next succeeding business day with the same force and effect as if made on the due date, and no interest will accrue on the payment for the period from and after that date.

     Convertible notes may be surrendered for conversion at the office or agency of the trustee in Manhattan, New York. In the case of global notes, conversion will be effected by DTC upon notice from the holder of a beneficial interest in a global note in accordance with its rules and procedures. Convertible notes surrendered for conversion must be accompanied by a conversion notice and any payments in respect of interest, as applicable, as described below under "-- Conversion Rights."

     All money for the payment of principal of, and premium, if any, or interest on, any convertible note that is deposited with the trustee or any paying agent or then held by us in trust which remains unclaimed at the end of two years after the payment has become due and payable may be repaid to us. Thereafter, the holder of such convertible note will look only to us for payment and no interest will accrue on the amount that we hold.

CONVERSION RIGHTS

     The holder of any outstanding convertible note has the option to convert all or any portion of the principal amount of the convertible note that is an integral multiple of $1,000 into shares of our common stock at any time before the close of business on the business day immediately preceding the maturity date, unless the note has been previously redeemed or repurchased by us. The conversion rate is equal to the number of shares per $1,000 principal amount of convertible notes shown on the front cover of this prospectus and is subject to adjustment in certain events as described below. The right to convert a convertible note called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption or repurchase date, as the case may be, for that note, unless we default in making the payment due upon redemption or repurchase.

     A holder may exercise the right of conversion by delivering the convertible note at the office or agency of the trustee in Manhattan, New York, accompanied by a properly signed and completed notice of conversion, a copy of which may be obtained from the trustee. A holder of a convertible note will cease to have any further rights as a holder of such note at the time of conversion. The conversion date will be the date on which the convertible note and the properly signed and completed notice of conversion are so delivered.

     As promptly as practicable after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share, which will then be sent by the trustee to the conversion agent for delivery to the holder. Shares of our common stock issuable upon conversion of the notes, in accordance with the provisions of the indenture, will be fully paid and nonassessable and will rank equally with the other shares of our common stock outstanding from time to time. All shares of our common stock are subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case. If a convertible note is surrendered for partial conversion, we will also issue to the holder of that note a new convertible note in a principal amount equal to the unconverted portion of the surrendered convertible note.

     Except as described below, holders that surrender convertible notes for conversion on a date that is not an interest payment date under the indenture are not entitled to receive any interest for the period from the next preceding interest payment date to the date of conversion. However, holders of convertible notes on a regular record date, including convertible notes surrendered for conversion after such date, will receive the interest payable on the convertible notes on the next succeeding interest payment date. Accordingly, any convertible note surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next succeeding interest payment date must be accompanied by payment of an amount equal to the interest payable on that interest payment date on the principal amount of the convertible notes being surrendered for conversion. However, no payment will be required upon the conversion of any convertible note, or portion thereof, that has been called for redemption or that is eligible for repurchase if, as a result, the right to convert such convertible note would terminate during the period between the regular record date and the close of business on the next succeeding interest payment date.

     No other payment or adjustment for interest will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record date before the close of business on the conversion date. We will not issue any fractional shares upon conversion but, instead, will pay an appropriate amount in cash based on the market price of our common stock at the close of business on the trading day immediately preceding the conversion date.

     A holder surrendering a convertible note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of our common stock upon conversion. However, we will not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of our common stock in a name other than that of the holder of the convertible note so surrendered, and we will not issue or deliver certificates representing shares of our common stock unless the person requesting such issue has paid to us the amount of any such tax or duty or has established to our satisfaction that any such tax or duty has been paid.

     The conversion rate may be adjusted in certain events, including:

     - the payment of a dividend or other distribution in shares of our common stock to holders of our common stock;

     - the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock, at a price per share less than the then current market price of our common stock (determined as provided in the indenture);

     - the subdivision, combination or reclassification of our common stock;

     - the distribution to all holders of our common stock of cash, evidences of our indebtedness, shares of our capital stock or other property, including securities, but excluding those dividends, distributions, rights, options and warrants referred to in the first two bullet points above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations to which the next bullet point applies;

     - the distribution to all holders of our common stock consisting exclusively of cash, excluding any cash portion of distributions referred to in the immediately preceding bullet point, or cash distributed upon a merger or consolidation to which the next bullet point applies, in an aggregate amount that, combined together with:

      -- other all-cash distributions made within the 12 months preceding the date of payment in respect of which no adjustment has been made; and

      -- any cash and the fair market value of other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock concluded within the 12 months preceding the date of payment in respect of which no adjustment has been made;

     exceeds 10% of our market capitalization, being the product of the current market price per share of our common stock on the record date for that distribution and the number of shares of our common stock then outstanding; and

     - the successful completion of a tender offer made by us or any of our subsidiaries for our common stock which involves an aggregate consideration that, combined together with:

      -- any cash and the fair market value of other consideration payable in respect of any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding the expiration of the tender offer in respect of which no adjustment has been made; and

      -- the aggregate amount of any all-cash distributions referred to in the immediately preceding bullet point to all holders of our common stock within the 12 months preceding the expiration of the tender offer in respect of which no adjustment has been made;

     exceeds 10% of our market capitalization on the expiration of such tender offer.

     We reserve the right to make any additional adjustments in the conversion rate as we consider necessary in order that any event treated for U.S. federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. No adjustment of the conversion rate will be required until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute any adjustments to the conversion rate as provided in the indenture and will give notice of such adjustments to the holders of convertible notes then outstanding.

     In the case of any consolidation or merger of our company with or into another person or upon the sale or conveyance of all or substantially all of our property and assets to another person, each convertible note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of common stock into which the convertible note was convertible immediately prior to such event, assuming such holder failed to exercise any rights of election and that such convertible note was then convertible. The provision described in the preceding sentence will not apply, however, to a consolidation or merger in which we are the surviving corporation and which does not result in any reclassification, conversion, exchange or cancellation of our common stock.

     We may from time to time increase the conversion rate for any period of at least 20 days if our board of directors determines that an increase would be in our best interests, which determination will be conclusive. We will give at least 15 days' prior notice of the increase to the holders of the convertible notes then outstanding. No increase shall be taken into account for purposes of determining whether the closing price of our common stock exceeds the conversion price by 105% in connection with an event that would otherwise be a change in control.

     If we make a distribution of property to our stockholders that would be taxable to them as a dividend for U.S. federal income tax purposes, and, under the anti-dilution provisions of the indenture, the number of shares of common stock into which convertible notes are convertible is increased, that increase will be deemed for U.S. federal income tax purposes to be the payment of a taxable dividend to holders of convertible notes. This might occur with distributions of our evidences of indebtedness or assets, but generally would not occur with stock dividends on common stock or rights to subscribe for common stock.

REDEMPTION AT OUR OPTION

     On or after May 15, 2004, we may redeem the convertible notes, in whole or in part, at the prices set forth below. If we elect to redeem all or any part of the convertible notes, we will give at least 30, but no more than 60, days prior notice to each holder of the convertible notes to be redeemed. Promptly after giving such notice, we will make a public announcement thereof by release made to Reuters Economic Services and Bloomberg Business News.

     The redemption price, expressed as a percentage of principal amount, is as follows for the 12-month periods beginning on:

DATE                                                           REDEMPTION PRICE
----                                                           ----------------
May 15, 2004................................................          102%
May 15, 2005................................................          101%

in each case together with accrued interest to the date of redemption.

     No sinking fund is provided for the convertible notes, which means that the indenture does not require us to redeem or retire the convertible notes periodically.

     We may, to the extent permitted by applicable law, purchase convertible notes at any time in the open market, by tender at any price or by private agreement. Any convertible note that we purchase may, to the extent permitted by applicable law and subject to the restrictions contained in the purchase agreement with the initial purchasers, be re-issued or resold or may, at our option, be surrendered to the trustee for cancellation. Any convertible notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE IN CONTROL

     Within 30 days after the occurrence of a change in control, we must deliver to all holders of convertible notes then outstanding, with a copy to the trustee, written notice of the change in control and of the resulting repurchase right described below. The holder of any outstanding convertible note will then have the right to require us to repurchase all or any portion of the convertible note that is an integral multiple of $1,000 not previously called for redemption. To exercise this right, the holder must deliver to the trustee irrevocable written notice of such exercise, together with the convertible note, on or before the 30th day after the date on which we notified the holders of such change in control. The repurchase price will be equal to 100% of the principal amount of the convertible note to be repurchased, together with interest accrued to the repurchase date.

     A change in control will be deemed to have occurred if at any time after the original issue date of the convertible notes any of the following occurs:

     - the acquisition, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, by any person, other than us, any of our subsidiaries or any of our employee benefit plans, of beneficial ownership of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors; or

     - the consolidation or merger of our company with or into any other entity, any merger of another entity into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person or entity, other than:

      -- any transaction (x) that does not result in any reclassification, conversion, exchange or cancellation of our outstanding shares of capital stock and (y) pursuant to which holders of our common stock immediately prior to such transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the capital stock entitled to vote generally in the election of directors of the continuing or surviving entity immediately after such transaction, and

      -- any merger which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

"Beneficial owner" will be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. "Person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

     However, a change in control will not be deemed to have occurred if either:

     - the closing sales price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control under the first bullet point in the preceding paragraph above, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of a change in control under the second bullet point above, equals or exceeds 105% of the conversion price in effect on each such trading day; or

     - all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in a merger or consolidation otherwise constituting a change in control under the first or second bullet point in the preceding paragraph above consists of shares of common stock traded on a national securities exchange or quoted on The Nasdaq National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the convertible notes become convertible solely into such common stock.

For purposes of these provisions, the conversion price is equal to $1,000 divided by the conversion rate.

     We may, at our option, in lieu of paying the repurchase price in cash, pay it in shares of our common stock valued at 95% of the average of the closing sales prices of our common stock for the five trading days immediately preceding and including the third trading day prior to the date of repurchase. However, payment may not be made in common stock unless we satisfy certain conditions prior to the repurchase date as provided in the indenture.

     Rule 13e-4 under the Exchange Act requires that we disseminate certain information to security holders in the event of an issuer tender offer and this requirement may apply in the event that the repurchase option becomes available to holders of the convertible notes. We will comply with this rule to the extent applicable at that time.

     The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     We may not consolidate or merge with or into any other person or entity or sell or transfer all or substantially all of our property and assets to any other person or entity, unless:

     - the entity formed by such consolidation or merger, or the person or entity to which our property and assets are sold or transferred, is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes our obligations under the indenture; and

     - immediately after such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing.

     Upon any permitted consolidation, merger or sale, we will be discharged from, and the surviving or successor corporation will succeed to, all of our obligations under the indenture and the convertible notes.

EVENTS OF DEFAULT

     Each of the following would be an "event of default" under the indenture with respect to the convertible notes:

     - failure to pay principal of or premium, if any, on any convertible note when due;

     - failure to pay interest on any convertible note when due, continuing for a period of 30 days;

     - failure to comply with any of our other agreements contained in the indenture or in the convertible notes, continuing for a period of 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding convertible notes;

     - failure to pay when due the principal of, or acceleration of, any debt for money borrowed by us or any subsidiary in excess of $10 million if such debt is not discharged, or such acceleration is not remedied, cured or waived, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding convertible notes;

     - certain events of bankruptcy, insolvency or reorganization of our company or certain of our subsidiaries; and

     - failure to provide a notice to holders of outstanding convertible notes in the event of a change in control or failure to pay the change in control price.

     In general, the trustee is required to give notice of a default with respect to the convertible notes to the holders of those notes. However, the trustee may withhold notice of any such default (except a default in payment of principal of or interest on any convertible note) if the trustee determines it is in the best interest of the holders of the convertible notes to do so.

     If there is a continuing event of default with respect to the convertible notes, then the trustee or the holders of at least 25% in principal amount of the outstanding convertible notes may accelerate the maturity of all convertible notes. However, the holders of a majority in principal amount of the outstanding convertible notes may, under certain circumstances provided in the indenture, rescind and annul the acceleration and waive any past defaults. A continuing default in payment of principal of, or premium, if any, or interest on the convertible notes may be waived only by all holders of outstanding convertible notes. For more information on waivers of defaults, see "-- Modification and Waiver" below.

     Prior to an event of default, the trustee is required to perform only the specific duties stated in the indenture, and after an event of default, the trustee must exercise the same degree of care as a prudent individual would exercise or use under the circumstances in the conduct of his or her own affairs.

     Except during the continuance of an event of default, the trustee may refuse to exercise any of its rights or powers at the request or direction of any of the holders of convertible notes, unless those holders have offered to the trustee satisfactory security or indemnity. Subject to certain limitations specified in the indenture, the holders of a majority in principal amount of the convertible notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the convertible notes.

     No holder of any convertible note may institute any proceeding with respect to the indenture or any remedy thereunder, unless:

     - that holder has previously given to the trustee written notice of a continuing event of default with respect to the convertible notes;

     - the holders of at least 25% in aggregate principal amount of the outstanding convertible notes have made written request, and offered satisfactory indemnity, to the trustee to institute that proceeding as trustee;

     - the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding convertible notes a direction inconsistent with such request; and

     - the trustee shall have failed to institute such proceeding within 60 days after receipt of the written request and offer of indemnity.

However, these limitations do not apply to a suit for the enforcement of payment of the principal of, or premium, if any, or interest on, a convertible note on or after the respective due dates or of the right to convert a convertible note.

     We must furnish annually to the trustee an officers' certificate stating whether or not, to the knowledge of the certifying officers in the course of performance of their duties as officers, we are in compliance with the requirements of the indenture and no default exists and, if a default has occurred, identifying the nature of the default of which the officers are aware.

MODIFICATION AND WAIVER

     We may modify or amend certain of our rights and obligations and the rights of the holders of convertible notes under the indenture, and certain past defaults by us may be waived, with the consent of the holders of a majority in aggregate principal amount of the outstanding convertible notes. But, we may not make any modification or amendment without the consent of every holder of outstanding convertible notes affected that would:

     - change the stated maturity of the principal of, or premium, if any, or any installment of interest on, any convertible note;

     - reduce the amount of any principal of, or premium, if any, or interest on, any convertible note payable upon redemption, repurchase or repayment;

     - change the city of any place of payment or the currency of payment of principal of, or premium, if any, or interest on, any convertible note, including any payment of the redemption or repurchase price in respect of that convertible note;

     - impair the right to institute suit for the enforcement of any payment on or with respect to any convertible note;

     - reduce the percentage in aggregate principal amount of outstanding convertible notes required for modifications or amendments to the indenture or required for a waiver of defaults;

     - adversely affect the right of holders to convert or to require us to repurchase any convertible note other than as provided in the indenture, except as otherwise allowed or contemplated by provisions concerning consolidation, merger, sale or transfer of all or substantially all of our property and assets; or

     - modify our obligation to deliver information required under Rule 144A to permit resales of the convertible notes and common stock issued upon conversion of the notes if we cease to be subject to the Exchange Act.

     In certain circumstances, we may modify or amend the indenture without the consent of the holders of outstanding convertible notes to effect the assumption of our obligations under the indenture by a successor corporation, to impose additional restrictions and events of default with respect to the convertible notes, to correct any mistakes or defects in the indenture, to add a guarantor or for other specified purposes.

     The indenture contains provisions for convening meetings of the holders of the convertible notes to consider matters affecting their interests.

REGISTRATION RIGHTS

     In connection with the private sale of the convertible notes in May, 2001, we entered into a registration rights agreement with the initial purchasers. In the registration rights agreement we agreed, for the benefit of the holders of the convertible notes and the shares of common stock issuable upon conversion of the notes during the period that they are "restricted securities" as defined in the registration rights agreement (together, the "Registrable Securities") that we would, at our expense:

     - file with the SEC, within 90 days after the date the convertible notes were originally issued, a shelf registration statement covering resales of the Registrable Securities;

     - use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the date the convertible notes were originally issued, subject to our right to postpone having the shelf registration statement declared effective for an additional 90 days in limited circumstances; and

     - use our reasonable best efforts to keep effective the shelf registration statement until two years after the date the convertible notes were issued or, if earlier, until there are no outstanding Registrable Securities (the "Effectiveness Period").

We have now satisfied the first of the requirements listed above. The registration statement of which this prospectus is a part is the shelf registration statement required by the registration rights agreement.

     We are permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with the sales of Registrable Securities during prescribed periods of time for reasons relating to pending corporate developments, public filings with the SEC and other events. We have provided to each holder of Registrable Securities copies of this prospectus, have notified each holder that the shelf registration statement has become effective and will take certain other actions required to permit public resales of the Registrable Securities.

     Under the registration rights agreement, if:

     - the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of Registrable Securities from making sales under the shelf registration statement, for more than 30 days, whether or not consecutive, during any 90-day period; or

     - the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of Registrable Securities from making sales under the shelf registration statement, for more than 90 days, whether or not consecutive, during any 12-month period then we will pay liquidated damages at a rate of 0.50% of the principal amount (or the conversion price) per annum from the 31st day of the 90-day period or the 91st day of the 12-month period. The liquidated damages will continue to accrue until the earlier of the following:

     - the time the shelf registration statement again becomes effective or the holders of Registrable Securities are again able to make sales under the shelf registration statement, depending on which event triggered the increase in interest rate; or

     - the date the Effectiveness Period expires.

     We agreed in the registration rights agreement to use our reasonable best efforts to cause the shares of common stock issuable upon conversion of the notes to be listed on the New York Stock Exchange.

     This summary of certain provisions of the registration rights agreement may not contain all the information important to you. You may request from us a copy of the registration rights agreement.

NOTICES

     Notice to holders of the convertible notes will be given by mail to their addresses as they appear in the security register. These notices will be deemed to have been given on the date they are mailed.

     Notice of a redemption of convertible notes will be given at least once not less than 30 nor more than 60 days prior to the redemption date. A redemption notice will be irrevocable and will specify the redemption date.

REPLACEMENT OF CONVERTIBLE NOTES

     We will replace convertible notes that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated convertible notes or evidence of the loss, theft or destruction of the convertible notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed convertible note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such convertible note before a replacement convertible note will be issued.

GOVERNING LAW

     The indenture and the convertible notes are governed by and will be construed in accordance with the laws of the State of New York.

CONCERNING THE TRUSTEE

     Bank One, N.A. is the trustee under the indenture, the indenture under which our 7.25% notes due 2007 are outstanding and the indenture under which the 8.875% senior notes were issued. Affiliates of the trustee perform services for us in the ordinary course of business and an affiliate of the trustee is a lender bank under our credit facility. Bank One Trust Company, N.A., the exchange agent for our exchange offer of registered 8.875% senior notes, is also an affiliate of the trustee. Frederick P. Stratton, Jr., our Chairman of the Board and former Chief Executive Officer, is a director of Bank One Corporation, Bank One Corporation is the corporate parent of the trustee, the affiliate of the trustee that is a lender bank under our credit facility, and the exchange agent for the senior notes.

     If the trustee becomes a creditor of Briggs & Stratton or any guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding convertible notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of convertible notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

                          DESCRIPTION OF CAPITAL STOCK

     This summary highlights selected information about our common stock and the associated rights, and may not contain all of the information that is important to you. Under our articles of incorporation we are currently authorized to issue up to 60,000,000 shares of a single class of common stock, par value one cent ($0.01) per share. We have no preferred stock authorized. We encourage you to read our articles of incorporation and the rights agreement creating the rights because they, and not this summary, define the rights of holders of common stock and the associated rights. We have filed our articles of incorporation and the rights agreement with the SEC. See "Where You Can Find Additional Information" for information on how to obtain copies of these documents and our bylaws.

COMMON STOCK

     Voting Rights. Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the shareholders, except as otherwise described herein. Unless a greater vote is required by Wisconsin law or our articles of incorporation, all matters to be voted upon by the shareholders, including the election of directors, must be approved by the affirmative vote of a majority of the votes represented at a meeting at which a quorum is present. Holders of shares of common stock are not entitled to cumulate their votes in the election of directors. They are, however, permitted to take any action that could be taken at a meeting by written consent, provided consents are signed by shareholders with voting power sufficient to cast not less than the minimum number of votes that would be necessary to take the same action at a meeting at which all shares entitled to vote were present and voted.

     Dividends. Subject to any applicable restrictions on the payment of dividends and the requirements of applicable law, our board of directors may declare dividends on the common stock from time to time, in which the holders of the common stock will share ratably.

     Liquidation and Dissolution. If Briggs & Stratton is liquidated or dissolved, the holders of the common stock will be entitled to share in the assets available for distribution to shareholders in proportion to the amount of common stock they own. The amount available for common shareholders is calculated after the payment of liabilities.

     Assessability. All issued and outstanding shares of common stock are, and any shares of common issued upon conversion of the notes will be, fully paid and non-assessable. However, Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposes upon shareholders of Wisconsin corporations personal liability for debts owing to employees for services performed for the corporation, but not exceeding six months service in any one case.

     Other Rights.  Holders of the common stock, as such, have no right to:

     - convert the stock into any other security;

     - have the stock redeemed; or

     - purchase additional stock or maintain their proportionate ownership interest.

     Transfer Agent and Registrar. Firstar Bank, N.A. is the transfer agent and registrar for the common stock.

RIGHTS ASSOCIATED WITH THE COMMON STOCK

     On August 6, 1996, our board of directors declared a dividend of one common stock purchase right for each share of common stock outstanding on August 19, 1996. Each right entitles the registered holder to purchase from us one-half of one share of our common stock at a purchase price of $160 per full common share, subject to adjustment. The description and terms of the rights are set forth in a rights agreement between us and Firstar Bank, N.A., as rights agent, a copy of which may be obtained as described above. As with most rights agreements, the terms of our rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of our common stock and the exercisability of the rights. This summary may not contain all of the information that is important to you. Accordingly, if you want more complete information, you should read the rights agreement.

     The rights are attached to all common stock certificates representing outstanding shares, and no separate rights certificates have been distributed. The rights will separate from the common stock and be represented by separate certificates approximately 10 business days after someone acquires or commences a tender offer for 15% or more of the outstanding common stock. After the rights separate from the common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights.

     All shares of common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on August 19, 2006, unless earlier redeemed or exchanged by us.

     Triggering Events. If someone acquires 15% or more of the outstanding shares of our common stock, then each right will entitle the holder to purchase, at the current purchase price, that number of shares of our common stock which has a market value of twice the current purchase price of the rights.

     If we are acquired in a merger or other business combination transaction (including by way of a purchase of 50% or more of our consolidated assets or earning power), the holder of each right will thereafter be entitled to receive, upon the exercise thereof at the current purchase price, that number of shares of common stock of the acquirer which has a market value of twice the current purchase price of the rights.

     After an acquirer obtains 15% or more, but less than 50%, of our outstanding common stock, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights (other than rights owned by the acquirer, which shall have become void) for common stock at an exchange ratio of one share of common stock per right.

     Redemption Provisions. Our board of directors may, at its option, redeem all of the outstanding rights at any time prior to the acquisition by any person of 15% or more of the outstanding shares of our common stock, at a redemption price of $.01 per right. Upon redemption, the rights will terminate and the only right of the holders of the rights will be to receive the redemption price.

     Other Matters. Holders of rights have no rights as shareholders, including the right to vote or receive dividends, simply by virtue of holding the rights.

     The rights agreement may be amended by our board of directors without the approval of the holders of the rights prior to the date the rights separate from the common stock. However, after that date, the rights agreement may not be amended in any manner that would adversely affect the interests of the holders of the rights.

     The rights may have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire Briggs & Stratton without conditioning the offer on redemption of the rights or on a substantial number of the rights being acquired. The rights should not interfere with any merger or other business combination approved by our board of directors since our Board may, at its option, redeem all the rights as described above. In addition, the rights should not interfere with a proxy contest.

ANTI-TAKEOVER EFFECTS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

     Our articles of incorporation and bylaws contain provisions that could make it more difficult to acquire Briggs & Stratton by means of a tender offer, proxy contest or otherwise. The description set forth below is intended as a summary only. For complete information you should read our articles of incorporation and bylaws, which may be obtained as described above.

     Classified Board of Directors; Number of Directors. Our articles of incorporation divide the board of directors into three classes. Each class is to consist as nearly as possible of one-third of the directors. Each director serves for a term of three years and until his or her successor is elected and qualified. Under the articles of incorporation, the number of directors constituting the entire board will be fixed from time to time by the board of directors, but the number cannot be less than seven or more than twelve.

     Removal of Directors by Shareholders; Filling Vacancies. Our articles of incorporation provide that directors may be removed by the shareholders, but only for cause and only by the affirmative vote of a majority of the votes then entitled to be cast in an election of directors. The board of directors, acting by a majority vote of the directors then in office, may fill any newly created directorships or vacancies on the board of directors.

     Special Meetings. Our bylaws provide that special meetings of shareholders may be called by our Chairman of the Board, by our President, or by a majority of the directors and shall be called by the President upon the proper written demand of shareholders representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the meeting. Any such demand must contain a description of the specific purpose or purposes for which the special meeting is to be held. The bylaws contain detailed provisions regarding special meetings upon shareholder demand.

     Advance Notice Requirements for Shareholder Proposals and Director Nominees. Our bylaws require advance notice with regard to business proposed to be submitted by a shareholder at any annual or special meeting of our shareholders, including the nomination of candidates for election as directors. Notice of proposed shareholder business must be timely given in writing to our Corporate Secretary prior to the meeting. To be timely, notice must be received at our principal executive offices within the time frames specified in our bylaws. The notice must also contain certain information specified in our bylaws, including, with respect to a director nomination, the written consent of the nominee to serve as a director if elected. The chairman of a meeting of shareholders has the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in our bylaws, and if not in compliance, to declare that the defective proposal be disregarded.

ANTI-TAKEOVER EFFECTS OF WISCONSIN LAW

     Wisconsin law, under which we are incorporated, contains certain provisions that may have anti-takeover effects. The description set forth below is intended as a summary only. For complete information you should review the applicable provisions of the Wisconsin Business Corporation Law.

     Control Share Acquisition. Wisconsin law provides that, unless a corporation's articles of incorporation provide otherwise (which ours do not), the voting power of shares of a "resident domestic corporation" such as Briggs & Stratton held by any person (including two or more persons acting as a group) in excess of 20% of the voting power in the election of directors is limited (in voting on any matter) to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from us, or in certain specified transactions, or incident to a transaction in which our shareholders have approved restoration of the full voting power of the otherwise restricted shares.

     Anti-Greenmail Provisions. Wisconsin law restricts the ability of certain publicly held corporations, such as Briggs & Stratton, to repurchase voting shares at above market value from certain large shareholders, absent approval from the shareholders as a whole, unless an identical or better offer to purchase is made to all owners of voting shares and securities which may be converted into voting shares. These provisions apply during a takeover offer to purchases of more than 5% of the corporation's shares from a person or group that holds more than 3% of the corporation's voting shares and has held the shares for less than two years.

     Wisconsin law also provides that shareholder approval is required for the corporation, during a takeover offer, to sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation.

     Fair Price Provisions. Wisconsin law provides that in addition to any approval otherwise required, certain mergers, share exchanges or sales, leases, exchanges or other dispositions involving a resident domestic corporation, such as Briggs & Stratton, and any significant shareholder are subject to a supermajority vote of shareholders unless certain fair price standards have been met. For this purpose, a significant shareholder is defined as either a 10% shareholder or an affiliate of the resident domestic corporation who was a 10% shareholder at any time within the preceding two years. The super-majority vote that is required by the statute consists of:

     - approval of 80% of the total voting power of the corporation, and

     - approval of at least 66 2/3% of the voting power not beneficially owned by the significant shareholder or its affiliates or associates.

     However, a supermajority vote is not required if the following "fair price" standards are satisfied:

     - the consideration is in cash or in the form of consideration used to acquire the greatest number of shares, and

     - the amount of the consideration equals the greater of:

      -- the highest price paid by the significant shareholder within the prior two-year period;

      -- in the case of a tender offer, the market value of the shares on the date the significant shareholder commences the tender offer; or

      -- the highest liquidation or dissolution distribution to which the shareholders would be entitled.

     Business combination provisions. Wisconsin law restricts resident domestic corporations, such as Briggs & Stratton, from engaging in specified business combinations involving an "interested stockholder" or an affiliate or associate of an interested stockholder. For this purpose, an interested stockholder is a shareholder who beneficially owns at least 10% of the voting power of the outstanding stock of the resident domestic corporation, or is an affiliate or associate of the resident domestic corporation and beneficially owned at least 10% of the voting power of the then outstanding stock within the preceding three years. The specified business combinations include:

     - a merger or statutory share exchange;

     - a sale or other disposition of assets having a market value equal to at least 5% of the market value of the assets or outstanding stock of the corporation or representing at least 10% of its earning power or income;

     - the issuance or transfer of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock;

     - the adoption of a plan or proposal for liquidation or dissolution;

     - receipt by the interested stockholder or the interested stockholder's affiliates or associates of a disproportionate direct or indirect benefit or a loan of other financial benefit provided by or through the resident domestic corporation or its subsidiaries; or

     - certain other transactions that have the direct or indirect effect of materially increasing the proportionate share of voting stock beneficially owned by the interested stockholder or the interested stockholder's affiliates or associates.

     For a period of three years following the date that the interested stockholder becomes an interested stockholder, the resident domestic corporation is prohibited from engaging in any of the specified transactions with an interested stockholder unless the specified transaction or the purchase of stock by the interested stockholder is approved by the board of directors of the resident domestic corporation before the share acquisition date. Following the three year period, a specified transaction is permitted only if:

     - the acquisition of shares by the interested stockholder was approved by the board of directors of the resident domestic corporation before the share acquisition date;

     - the specified transaction is approved by a majority of the voting stock of the resident domestic corporation that is not owned by the interested stockholder; or

     - the consideration to be received by the corporation's shareholders satisfies the "fair price" provisions of the statute as to form and amount.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Wisconsin law and our bylaws provide our officers and directors with certain indemnification rights. The description set forth below is intended as a summary only. For complete information you should review the applicable provisions of the Wisconsin Business Corporation Law and a copy of our bylaws.

     Under Wisconsin law, we are required to indemnify a director or officer, to the extent that person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the person was a party because he or she was a director or officer of Briggs & Stratton. In all other cases, we are required to indemnify a director or officer against liability incurred in a proceeding to which that person was a party because he or she was a director or officer, unless it is determined that he or she breached or failed to perform a duty owed to Briggs & Stratton and the breach or failure to perform constitutes:

     - willful failure to deal fairly with Briggs & Stratton or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;

     - a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;

     - a transaction from which the director or officer derived an improper personal profit; or

     - willful misconduct.

     Wisconsin law provides that, with some limitations, the mandatory indemnification provisions do not prevent any additional right to indemnification or allowance of expenses that a director or officer may have under our articles of incorporation, bylaws, any written agreement or a resolution of the board of directors or shareholders.

     Wisconsin law provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under the Wisconsin Business Corporation Law, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

     Wisconsin law also provides that, with some exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four statutory exceptions to mandatory indemnification listed above.

     Our bylaws contain provisions that generally parallel the indemnification provisions of Wisconsin law and cover certain procedural matters not dealt with in the statutes.

     Our directors and officers are covered by directors' and officers' liability insurance under which they are insured (subject to exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.

                    SELLING HOLDERS AND PLAN OF DISTRIBUTION

     The convertible notes were originally issued by us and sold by Goldman, Sachs & Co. and Banc of America Securities LLC (the "initial purchasers") in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling holders may from time to time offer and sell pursuant to this prospectus any or all of the convertible notes listed below and the shares of common stock issued upon conversion of such convertible notes. When we refer to the "selling holders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling holders' interests, provided that those interests still are "restricted securities" as defined in the registration rights agreement.

     The table below sets forth the name of each selling holder, the principal amount of convertible notes that each selling holder may offer pursuant to this prospectus and the number of shares of common stock into which such convertible notes may be converted. Unless set forth below, to our knowledge and based on information provided by the selling holders, none of the selling holders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common stock.

     The principal amounts of the convertible notes provided in the table below are based on information provided to us by each of the selling holders as of September 5, 2001, and the percentages are based on $140,000,000 principal amount of convertible notes outstanding. The number of shares of common stock that may be sold is calculated based on the current conversion rate of 20.1846 shares of common stock per $1,000 principal amount of the convertible notes.

     Since the date on which each selling holder provided this information, each selling holder identified below may have sold, transferred or otherwise disposed of all or a portion of the selling holder's convertible notes in a transaction exempt from registration under the Securities Act. Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of shares of our common stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

     The selling holders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling holders are not obligated to sell the convertible notes or the shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of convertible notes or how many shares of common stock that the selling holders will hold upon consummation of any sales.

                                      AGGREGATE                            NUMBER OF
                                   PRINCIPAL AMOUNT     PERCENTAGE OF      SHARES OF       PERCENTAGE OF
                                    OF CONVERTIBLE       CONVERTIBLE      COMMON STOCK       SHARES OF
                                    NOTES THAT MAY          NOTES         THAT MAY BE       COMMON STOCK
NAME                                   BE SOLD           OUTSTANDING        SOLD(1)        OUTSTANDING(2)
----                               ----------------   -----------------   ------------     --------------
1976 Distribution Trust FBO Jane
  A. Lauder......................          10,000               *                202               *
1976 Distribution Trust FBO A.R.
  Lauder/Zinterhofer.............           5,000               *                101               *
2000 Revocable Trust FBO A.R.
  Lauder/Zinterhofer.............           5,000               *                101               *
AAM/Zazove Institutional Income
  Fund...........................         900,000               *             18,166               *
Advent Convertible Master Caymen
  Fund...........................       2,190,000            1.56%            44,204               *
AIG Sound Shore Opportunity
  Holding Fund LTD...............       3,230,000            2.31%            65,196               *
AIG Sound Shore Strategic Holding
  Fund LTD.......................       1,818,000            1.30%            36,696               *
Alexandra Global Investment Fund
  1, Ltd.........................       2,250,000            1.61%            45,415               *
American Fidelity Assurance
  Company........................         250,000               *              5,046               *
American Motorist Insurance
  Company........................         369,000               *              7,448               *
Amerisure Companies/Michigan
  Mutual Insurance Company.......         250,000               *              5,046               *
Ameritas Life Insurance
  Company........................         450,000               *              9,083               *
Arapahoe County Colorado.........          36,000               *                727               *
Arbitex Master Fund L.P..........      10,000,000            7.14%           201,846               *
Arkansas PERS....................       1,200,000               *             24,222               *

                                      AGGREGATE                            NUMBER OF
                                   PRINCIPAL AMOUNT     PERCENTAGE OF      SHARES OF       PERCENTAGE OF
                                    OF CONVERTIBLE       CONVERTIBLE      COMMON STOCK       SHARES OF
                                    NOTES THAT MAY          NOTES         THAT MAY BE       COMMON STOCK
NAME                                   BE SOLD           OUTSTANDING        SOLD(1)        OUTSTANDING(2)
----                               ----------------   -----------------   ------------     --------------
Associated Electric & Gas
  Insurance Services Limited.....         200,000               *              4,037               *
Aventis Pension Master Trust.....         230,000               *              4,642               *
Bank Austria Cayman Island,
  LTD............................       3,500,000            2.50%            70,646               *
Bay County PERS..................         175,000               *              3,532               *
Bear Stearns & Co., Inc..........       2,000,000            1.43%            40,369               *
Boilermakers Blacksmith Pension
  Trust..........................       1,625,000            1.16%            32,800               *
Boilermaker -- Blacksmith Pension
  Trust..........................       1,450,000            1.04%            29,268               *
British Virgin Islands Social
  Security Board.................          28,000               *                565               *
BTES -- Convertible ARB..........       1,500,000            1.07%            30,277               *
BTPO Growth Vs Value.............       5,000,000            3.57%           100,923               *
CALAMOS Convertible Fund --
  CALAMOS Investment Trust.......       3,200,000            2.29             64,591               *
CALAMOS Convertible Portfolio --
  CALAMOS Advisors Trust.........         135,000               *              2,725               *
CALAMOS Market Neutral Fund --
  CALAMOS Investment Trust.......       6,850,000            4.89%           138,265               *
California Public Employees'
  Retirement System..............       1,000,000               *             20,185(5)            *
CGU Life Insurance Company of
  America........................       2,000,000            1.43%            40,369               *
Chrysler Corporation Master
  Retirement Trust...............       2,685,000            1.92%            54,196               *
City of Albany Pension Plan......         130,000               *              2,624               *
City of Birmingham Retirement &
  Relief System..................         750,000               *             15,138               *
City of Knoxville Pension
  System.........................         300,000               *              6,055               *
City of New Orleans..............         148,000               *              2,987               *
Clarica Life Insurance
  Co. -- US......................         360,000               *              7,266               *
Consulting Group Capital Markets
  Funds..........................         525,000               *             10,597               *
Delaware PERS....................       1,400,000            1.00%            28,258               *
Delta Airlines Master Trust......       2,500,000            1.79%            50,462               *
Delta Airlines Master Trust......         760,000               *             15,340               *
Delta Pilots Disability and
  Survivorship Trust.............         500,000               *             10,092               *
Delta Pilots Disability and
  Survivorship Trust.............         380,000               *              7,670               *
Dorinco Reinsurance Company......         850,000               *             17,157               *
Drury University.................          50,000               *              1,009               *
First Union International Capital
  Markets, Inc...................       2,000,000            1.43%            40,369               *

                                      AGGREGATE                            NUMBER OF
                                   PRINCIPAL AMOUNT     PERCENTAGE OF      SHARES OF       PERCENTAGE OF
                                    OF CONVERTIBLE       CONVERTIBLE      COMMON STOCK       SHARES OF
                                    NOTES THAT MAY          NOTES         THAT MAY BE       COMMON STOCK
NAME                                   BE SOLD           OUTSTANDING        SOLD(1)        OUTSTANDING(2)
----                               ----------------   -----------------   ------------     --------------
F.R. Convt. Sec. Fn..............         275,000               *              5,551               *
Genesee County Employees'
  Retirement System..............         380,000               *              7,670               *
Goldman Sachs & Company..........         610,000               *             12,313               *
Golf Investment Corporation......         350,000               *              7,065               *
Grady Hospital...................          78,000               *              1,574               *
Greek Catholic Union.............          50,000               *              1,009               *
Greek Catholic Union II..........          35,000               *                706               *
HFR Convertible Arbitrage Fund...         170,000               *              3,431               *
H.K. Porter Company, Inc.........          35,000               *                706               *
ICI American Holdings Trust......         525,000               *             10,597               *
Jackson County Employees'
  Retirement System..............         250,000               *              5,046               *
KBC Financial Products USA,
  Inc............................       1,000,000               *             20,185               *
Kettering Medical Center Funded
  Depreciation Account...........          90,000               *              1,817               *
Knoxville Utilities Board
  Retirement System..............         200,000               *              4,037               *
Lincoln Memorial Life Insurance
  Company........................         200,000               *              4,037               *
Lipper Convertibles, L.P.........       6,000,000            4.29%           121,108               *
Louisiana Workers' Compensation
  Corporation....................         200,000               *              4,037               *
Macomb County Employees'
  Retirement System..............         375,000               *              7,569               *
McMahan Securities Co. L.P.......       1,400,000            1.00%            28,258               *
MFR Master Trust.................         200,000               *              4,037               *
Motion Picture Industry Health
  Plan -- Active Member Fund.....         265,000               *              5,349               *
Motion Picture Industry Health
  Plan -- Retiree Member Fund....         130,000               *              2,624               *
Municipal Employees..............          78,000               *              1,574               *
New Orleans Firefighters Pension/
  Relief Fund....................          80,000               *              1,615               *
NORCAL Mutual Insurance
  Company........................         400,000               *              8,074               *
Occidental Petroleum
  Corporation....................         149,000               *              3,008               *
OCM Convertible Trust............       1,885,000            1.35%            38,048               *
Partner Reinsurance Company
  Ltd............................         440,000               *              8,881               *
Pioneer High Yield Fund..........       6,175,000            4.41%           124,640               *
Pioneer High Yield VCT
  Portfolio......................         100,000               *              2,018               *
Pioneer Strategic Income VCT
  Portfolio......................          75,000               *              1,514               *
Policemen and Firemen Retirement
  System of the City of
  Detroit........................         388,000               *              7,832               *

                                      AGGREGATE                            NUMBER OF
                                   PRINCIPAL AMOUNT     PERCENTAGE OF      SHARES OF       PERCENTAGE OF
                                    OF CONVERTIBLE       CONVERTIBLE      COMMON STOCK       SHARES OF
                                    NOTES THAT MAY          NOTES         THAT MAY BE       COMMON STOCK
NAME                                   BE SOLD           OUTSTANDING        SOLD(1)        OUTSTANDING(2)
----                               ----------------   -----------------   ------------     --------------
Port Authority of Allegheny
  County Retirement and
  Disability Allowance Plan for
  the Employees Represented by
  Local 85 of the Amalgamated
  Transit Union..................       1,500,000            1.07%            30,277               *
Prime Convertible Fund...........       1,000,000               *             20,185               *
ProMutual........................         437,000               *              8,821               *
Raytheon Master Pension Trust....         235,000               *              4,743               *
RGC Latitude Master Fund.........       1,500,000            1.07%            30,277               *
Sage Capital.....................         100,000               *              2,018               *
San Diego County Employees
  Retirement Association.........       1,600,000            1.14%            32,295               *
SCI Endowment Care Common Trust
  Fund -- First Union............         100,000               *              2,018               *
SCI Endowment Care Common Trust
  Fund -- National Fiduciary
  Services.......................         220,000               *              4,441               *
SCI Endowment Care Common Trust
  Fund -- Suntrust...............         100,000               *              2,018               *
SEI Trust Company................         675,000               *             13,625(5)            *
S G Cowen Securities Corp........       1,000,000                             20,185
Shell Pension Trust..............         167,000               *              3,371               *
Southdown Pension Plan...........         200,000               *              4,037               *
Southern Farm Bureau Life
  Insurance Company..............         800,000               *             16,148               *
SPT..............................       1,700,000            1.21%            34,314               *
State of Maryland Retirement
  Agency.........................       1,860,000            1.33%            37,543               *
State Employees' Retirement Fund
  of the State of Delaware.......       1,145,000               *             23,111               *
State of Connecticut Combined
  Investment Funds...............       2,465,000            1.76%            49,755               *
Syngenta AG......................         250,000               *              5,046               *
TCW Group, Inc...................       5,820,000            4.16%           117,474               *
The Cockrell Foundation..........          75,000               *              1,514               *
The City University of New
  York...........................          88,000               *              1,776               *
The Dow Chemical Company
  Employees' Retirement Plan.....       2,900,000            2.07%            58,535               *
The Fondren Foundation...........          90,000               *              1,817               *
The Grable Foundation............          69,000               *              1,393               *
The Northern Income Equity
  Fund...........................       2,500,000            1.79%            50,462               *
Tribeca Investments, L.L.C.......       3,000,000            2.14%            60,554               *
Union Carbide Retirement
  Account........................         900,000               *             18,166               *

                                      AGGREGATE                            NUMBER OF
                                   PRINCIPAL AMOUNT     PERCENTAGE OF      SHARES OF       PERCENTAGE OF
                                    OF CONVERTIBLE       CONVERTIBLE      COMMON STOCK       SHARES OF
                                    NOTES THAT MAY          NOTES         THAT MAY BE       COMMON STOCK
NAME                                   BE SOLD           OUTSTANDING        SOLD(1)        OUTSTANDING(2)
----                               ----------------   -----------------   ------------     --------------
United Food and Commercial
  Workers Local 1262 and
  Employers Pension Fund.........         675,000               *             13,625               *
Vanguard Convertible Securities
  Fund, Inc......................       2,845,000            2.03%            57,425               *
Vopak USA, Inc. Retirement Plan
  (f/k/a Van Walters & Rogers,
  Inc. Retirement Plan)..........         400,000               *              8,074               *
White River Securities L.L.C.....       4,000,000            2.86%            80,738               *
Zazove Hedged Convertible Fund
  L.P............................       1,500,000            1.07%            30,277               *
Zeneca Holdings Trust............         350,000               *              7,065               *
Zurich Institutional Benchmarks
  Master Fund LTD................       1,000,000               *             20,185               *
Subtotal.........................    $131,048,000           93.61%         2,645,151           10.91%
                                     ------------          ------          ---------           -----
All other holders of convertible
  notes or future transferees,
  pledges, donees, assignees or
  successors of any such
  holders(3)(4)..................    $  8,952,000            6.39%           180,693               *
                                     ------------          ------          ---------           -----
Total............................    $140,000,000          100.00%         2,825,844(5)        11.57%


---------------

  *  Less than one percent (1%).

 (1) Assumes conversion of all of the holder's convertible notes at a conversion rate of 20.1846 shares per $1,000 principal amount of convertible notes. The conversion rate is subject to adjustment as described under "Description of Convertible Notes -- Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

 (2) Calculated based on Rule 13d-3(d)(1) under the Exchange Act, using 21,598,983 shares of common stock outstanding as of August 23, 2001. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's convertible notes, but we did not assume conversion of any other holder's convertible notes.


 (3) Only selling holders identified above who beneficially own the convertible notes set forth opposite their names in the foregoing table on the effective date of the registration statement of which this prospectus is a part may sell the convertible notes or shares of common stock issuable upon conversion of the convertible notes pursuant to the registration statement. Prior to any use of the prospectus in connection with the offering of convertible notes or common stock by any holder not identified above, the registration statement of which this prospectus is a part will be amended as required to set forth the name of that holder and principal amount or number of securities to be offered.


 (4) Assumes that any other holders of the convertible notes or any future pledgees, donees, assignees, transferees or successors of or from any other such holders of the convertible notes do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the current conversion rate.

 (5) Does not include 82,900 and 7,928 shares of outstanding common stock held by the California Public Employees' Retirement System and SEI Trust Company, respectively.

     The selling holders will be offering and selling all of the securities offered and sold under this prospectus. We will not receive any of the proceeds from the offering of the convertible notes or the shares of common stock by the selling holders. In connection with the initial sales of the convertible notes, we entered into the registration rights agreement with the initial purchasers. Securities may only be offered or sold under this prospectus pursuant to the terms of the registration rights agreement. However, selling holders may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 or Rule 144A under the Securities Act, provided that they meet the criteria and conform to the requirements of those rules. We are registering the convertible notes and shares of common stock covered by this prospectus in order to permit holders to sell the securities publicly from time to time, provided that this prospectus does not cover resales of securities that are no longer "restricted securities" as defined in the registration rights agreement. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the convertible notes and shares of common stock covered by this prospectus. We estimate those expenses to be approximately $100,000, excluding expenses associated with the original issuance of the convertible notes.

     The selling holders may sell all or a portion of the convertible notes and any shares of common stock received upon conversion beneficially owned by them and offered hereby from time to time:

     - directly; or

     - through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling holders and/or from the purchasers of the convertible notes and shares of common stock for whom they may act as agent.

     The convertible notes and the shares of common stock received upon conversion may be sold from time to time in one or more transactions at:

     - fixed prices, which may be changed;

     - prevailing market prices at the time of sale;

     - varying prices determined at the time of sale; or

     - negotiated prices.

     These prices will be determined by the selling holders or by agreement between the selling holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling holders from the sale of the convertible notes or shares of common stock offered by them will be the purchase price of the convertible notes or shares of common stock less discounts and commissions, if any.

     The sales described in the preceding paragraph may be effected in transactions:

     - on any national securities exchange or quotation service on which the convertible notes or shares of common stock may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of the shares of common stock;

     - in the over-the-counter market;

     - in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

     - through the writing of options.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the convertible notes and shares of common stock or otherwise, the selling holders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the convertible notes and shares of common stock in the course of hedging their positions. The selling holders may also sell the convertible notes and shares of common stock short and deliver the convertible notes and shares of common stock to close out short positions, or loan or pledge convertible notes and shares of common stock to broker-dealers that in turn may sell the convertible notes and shares of common stock.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling holders and any underwriter, broker-dealer or agent regarding the sale of the convertible notes and the shares of common stock by the selling holders. Selling holders may not sell any, or may not sell all, of the convertible notes and the shares of common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling holder will not transfer, devise or give the convertible notes and the shares of common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under one of those rules rather than pursuant to this prospectus.

     Our common stock is listed and traded on the New York Stock Exchange. The convertible notes are a recent issue with no established trading market. We do not intend to apply for the convertible notes to be listed on any securities exchange or to be quoted on any automated quotation system. The initial purchasers advised us that they intend to make a market in the convertible notes, but they are not obligated to do so and may discontinue market making at any time without notice. The convertible notes issued in the private placement are eligible for trading in the PORTAL market. However, the convertible notes sold using this prospectus are not eligible for PORTAL and there is no other market for those notes. Accordingly, we cannot give you any assurance as to the liquidity of the trading market for the convertible notes.

     The selling holders and any broker and any broker-dealers, agents or underwriters that participate with the selling holders in the distribution of the convertible notes or the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act. If so, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the convertible notes or the shares of common stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling holders may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling holders may be deemed to be underwriters, the selling holders may be subject to statutory liabilities, including, without limitation, liabilities under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     Because the selling holders may be deemed to be underwriters within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed that will disclose:

     - the name of the selling holder and any participating underwriters, broker-dealers or agents;

     - the aggregate amount and type of securities being offered;

     - the price at which the securities are being sold and other material terms of the offering;

     - any discounts, commissions, concessions or other items constituting compensation from the selling holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

     - that the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

     The prospectus supplement or a post-effective amendment will be filed with the SEC to reflect the disclosures of additional information with respect to the distribution of the securities. In addition, if we receive notice from a selling holder that a donee or pledgee intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed.

     As described above, the convertible notes were issued and sold in May 2001 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" as defined in Rule 144A under the Securities Act. Pursuant to the registration rights agreement, we have agreed to indemnify each selling holder, and each selling holder has agreed to indemnify us, against specified liabilities arising under the Securities Act. The selling holders may also agree to indemnify any broker-dealer or agent that participates in transactions involving the sales of securities against some liabilities, including liabilities that arise under the Securities Act.

     The selling holders and any other person participating in the distribution of the securities will be subject to the Exchange Act. The Exchange Act rules include, among others, Regulation M, which may limit the timing of purchases and sales of any of the convertible notes and the underlying shares of common stock by the selling holders and any such other person. Regulation M may also restrict the ability of any person engaged in the distribution of the convertible notes and the underlying shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the convertible notes and the underlying shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the convertible notes and the underlying shares of common stock.

                                 LEGAL MATTERS

     Certain legal matters in connection with the convertible notes offered hereby and the shares of common stock issuable upon conversion of the notes have been passed upon for Briggs & Stratton by Quarles & Brady LLP, Milwaukee, Wisconsin.

                                    EXPERTS

     The consolidated financial statements of Briggs & Stratton Corporation as of July 1, 2001 and for the three years then ended, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts (or, as experts in accounting and auditing) in giving said reports.

     The consolidated financial statements of Generac Portable Products, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K of Generac Portable Products, Inc. for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                   EXHIBIT A
             NOTICE OF TRANSFER PURSUANT TO REGISTRATION STATEMENT

Bank One, N.A.
100 East Broad Street
Columbus, OH 43071-0181
Attn: Corporate Trust Division

Attention: Trust Offer

     Re:  Briggs & Stratton Corporation (the "Company")
          5.00% Convertible Senior Notes due May 15, 2006 (the "Notes")

Dear Sirs:

     Please be advised that                has transferred
aggregate principal amount of the above-referenced Notes pursuant to an effective Registration Statement on Form S-3 (file No. 333-64490) filed by the Company.

     We hereby certify that the prospectus delivery requirements, if any, of the Securities Act of 1933, as amended, have been satisfied and that the above-named-beneficial owner of the Notes is named as a "Selling Holder" in the
Prospectus dated October   , 2001, or in supplements thereto, and that the
aggregate principal amount of the Notes transferred are the Notes listed in such Prospectus opposite such owner's name.

Dated:

                                          Very truly yours,

                                          --------------------------------------
                                          (Name)

                                      By: --------------------------------------
                                          (Authorized Signature)

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Disclosure Regarding Forward-Looking Statements.............     2
Industry and Market Data....................................     2
Where You Can Find Additional Information...................     3
Incorporation of Information by Reference...................     4
Summary.....................................................     5
Risk Factors................................................     8
Consolidated Ratios of Earnings to Fixed Charges............    13
Use of Proceeds.............................................    13
Description of Convertible Notes............................    13
Description of Capital Stock................................    26
Selling Holders and Plan of Distribution....................    31
Legal Matters...............................................    39
Experts.....................................................    39
Notice of Transfer Pursuant to Registration Statement.......   A-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $140,000,000

                               BRIGGS & STRATTON
                                  CORPORATION

                               5.00% CONVERTIBLE
                                  SENIOR NOTES
                                DUE MAY 15, 2006
                                AND COMMON STOCK
                        ISSUABLE UPON CONVERSION THEREOF

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the issuance and distribution of the securities covered by this Registration Statement are as follows:

   SEC registration fee (actual)..............................................................     $ 35,000
   Legal fees and expenses....................................................................       15,000
   Printing costs.............................................................................       15,000
   Accounting fees and expenses...............................................................       10,000
   Transfer agent and trustee fees and expenses...............................................        9,000
   Miscellaneous expenses.....................................................................       16,000
                                                                                                     ------
          Total...............................................................................     $100,000
                                                                                                   ========

Briggs & Stratton will bear all of the above-described expenses related to the registration and sale of the securities covered by this Registration Statement. The selling holders for whom Briggs & Stratton has registered the securities covered by this Registration Statement will bear the cost of all brokerage commissions and discounts incurred in the distribution of the securities under the Registration Statement, which commissions and discounts are not included in the above table.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pursuant to the provisions of the Wisconsin Business Corporation Law, directors and officers of Briggs & Stratton Corporation (the "Company") are entitled to mandatory indemnification from the Company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(c) a transaction from which the director or officer derived an improper personal benefit; or (d) willful misconduct. The Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. In addition, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

         Expenses for the defense of any action for which indemnification may be available may be advanced by the Company under certain circumstances.

         The indemnification provided by the Wisconsin Business Corporation Law is not exclusive of any other rights to which a director or officer of the Company may be entitled.

         Article VIII of the Bylaws of the Company provides for indemnification of directors and officers to the fullest extent permitted by Wisconsin law.

         The Company has purchased insurance as permitted by Wisconsin law on behalf of directors and officers, which may cover liabilities under the Securities Act of 1933.

         The charter documents and applicable state laws provide similar indemnification for the officers and directors of the Guarantors.

         The purchase agreement and registration rights agreement entered into by the Company in connection with the offering of the securities being registered provide for indemnification of directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS.

         A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index, which is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

         The undersigned Registrants hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wauwatosa, State of
Wisconsin, on October   , 2001.


                   BRIGGS & STRATTON CORPORATION

                   By: /s/  James E. Brenn
                      -------------------------------------
                            James E. Brenn
                            Senior Vice President and Chief Financial Officer

                              ---------------------

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the
following persons in the capacities indicated on October   , 2001.


SIGNATURE AND TITLE


                           *
-----------------------------------------------------
             John S. Shiely, President and
         Chief Executive Officer and Director
             (Principal Executive Officer)


          /s/    James E. Brenn
-----------------------------------------------------
         James E. Brenn, Senior Vice President
              and Chief Financial Officer
           (Principal Financial Officer and
             Principal Accounting Officer)

                           *
-----------------------------------------------------
                Jay H. Baker, Director

                           *
-----------------------------------------------------
              Michael E. Batten, Director

                           *
-----------------------------------------------------
               David L. Burner, Director

                           *
-----------------------------------------------------
              E. Margie Filter, Director

                           *
-----------------------------------------------------
             Peter A. Georgescu, Director

                           *
-----------------------------------------------------
              Robert J. O'Toole, Director

                           *
-----------------------------------------------------
              Charles I. Story, Director

                           *
-----------------------------------------------------
         Frederick P. Stratton, Jr., Chairman
               of the Board and Director


*By:           /s/   James E. Brenn
     ------------------------------------------------
                   Attorney-in-fact

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wauwatosa, State of
Wisconsin, on October   , 2001.


                                GENERAC PORTABLE PRODUCTS, INC.

                                By:    /s/ John S. Shiely
                                   --------------------------------------------
                                           John S. Shiely
                                           President


                                -----------------

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following
person in the capacities indicated on October   , 2001.


SIGNATURE AND TITLE


           /s/ John S. Shiely
---------------------------------------------------------
               John S. Shiely, President
(Principal Executive Officer, Principal Financial Officer
     and Principal Accounting Officer) and Director

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wauwatosa, State of
Wisconsin, on October   , 2001.


                                 GPPD, INC.

                                 By:    /s/ John S. Shiely
                                    --------------------------------------------
                                            John S. Shiely
                                            President


                               -------------------


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following
person in the capacities indicated on October   , 2001.


SIGNATURE AND TITLE


         /s/   John S. Shiely
---------------------------------------------------------
               John S. Shiely, President
(Principal Executive Officer, Principal Financial Officer
     and Principal Accounting Officer) and Director

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wauwatosa, State of Wisconsin, on
October   , 2001.


                                    GPPW, INC.

                                    By:    /s/ John S. Shiely
                                       -----------------------------------------
                                               John S. Shiely
                                               President

                                -----------------


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following
person in the capacities indicated on October   , 2001.


SIGNATURE AND TITLE


                   /s/ John S. Shiely
----------------------------------------------------------
               John S. Shiely, President
(Principal Executive Officer, Principal Financial Officer
    and Principal Accounting Officer) and Director

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wauwatosa, State of Wisconsin, on
October   , 2001.


                                  GENERAC PORTABLE PRODUCTS, LLC

                                  By: /s/ Dorrance J. Noonan, Jr.
                                     -------------------------------------------
                                       Dorrance J. Noonan, Jr.
                                       President and Chief Executive Officer


                                -----------------

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE AND TITLE

             /s/ Dorrance J. Noonan, Jr.
-----------------------------------------------------
         Dorrance J. Noonan Jr., President and
                Chief Executive Officer
             (Principal Executive Officer)

                           *
-----------------------------------------------------
         Gary J. Lato, Chief Financial Officer
             (Principal Financial Officer)

                           *
-----------------------------------------------------
              Carita R. Twinem, Treasurer
            (Principal Accounting Officer)

                           *
-----------------------------------------------------
                  John S. Shiely, Director


*By:              /s/ Carita R. Twinem
    -------------------------------------------------
                   Attorney-in-Fact




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



                          BRIGGS & STRATTON CORPORATION
                                 (the "Company")
                          (Commission File No. 1-1370)

                                  EXHIBIT INDEX
                                       TO
                         FORM S-3 REGISTRATION STATEMENT

The following exhibits are filed with or incorporated by reference in this Registration Statement:

EXHIBIT
NUMBER                                DESCRIPTION


2 Agreement and Plan of Merger, dated as of March 21, 2001, by and among Briggs & Stratton Corporation, GPP Merger Corporation, Generac Portable Products, Inc. and The Beacon Group III - Focus Value Fund, L.P.
            (Filed as Exhibit 2 to the Company's Report on Form 8-K dated March 21, 2001 and incorporated by reference herein.)

3.1      Articles of Incorporation.
            (Filed as Exhibit 3.2 to the Company's Report on Form 10-Q for the quarter ended October 2, 1994, and incorporated by reference herein.)

3.2      Bylaws, as amended and restated June 14, 2001.
            (Filed as Exhibit 99 to the Company's Report on Form 8-K dated June 14, 2001 and incorporated by reference herein.)

4.0 Rights Agreement dated as of August 7, 1996, between Briggs & Stratton Corporation and Firstar Trust Company which includes the form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit B.
            (Filed as Exhibit 4.1 to the Company's Registration Statement on Form 8-A, dated as of August 7, 1996 and incorporated by reference herein.)

4.1 Indenture dated as of June 4, 1997 between Briggs & Stratton Corporation and Bank One, N.A., as Trustee (including form of Security).
            (Filed as Exhibit 4.1 to the Company's Report on Form 8-K dated May 30, 1997 and incorporated by reference herein.)

4.2 Form of 7-1/4% Note due September 15, 2007 of Briggs & Stratton Corporation issued pursuant to the Indenture dated as of June 4, 1997 between Briggs & Stratton Corporation and Bank One, N.A., as Trustee.
            (Filed as Exhibit 4.2 to the Company's Report on Form 8-K dated May 30, 1997 and incorporated by referenced herein.)

4.3 Resolutions of the Board of Directors of Briggs & Stratton Corporation authorizing the public offering of debt securities of Briggs & Stratton Corporation in an aggregate principal amount of up to $175,000,000.
            (Filed as Exhibit 4.3 to the Company's Report on Form 8-K dated May 30, 1997 and incorporated by reference herein.)



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

4.4 Actions of the Authorized Officers of Briggs & Stratton Corporation authorizing the issuance of $100,000,000 aggregate principal amount of 7-1/4% Notes due September 15, 2007.
            (Filed as Exhibit 4.4 to the Company's Report on Form 8-K dated May 30, 1997 and incorporated by reference herein.)

4.5 Officers' Certificate and Company Order of Briggs & Stratton Corporation executed in conjunction with the issuance of $100,000,000 aggregate principal amount of 7-1/4% Notes due September 15, 2007.
            (Filed as Exhibit 4.5 to the Company's Report on Form 8-K dated May 30, 1997 and incorporated by reference herein.)

4.6 Indenture dated as of May 14, 2001 between Briggs & Stratton Corporation, the Guarantors listed on Schedule I thereto and Bank One, N.A., as Trustee, providing for 5.00% Convertible Senior Notes due May 15, 2006 (including form of Note, form of Notation of Guarantee and other exhibits).
            (Filed as Exhibit 4.6 to the Company's Registration Statement on Form S-3 dated July 3, 2001 and incorporated by reference herein.)

4.7 Form of Supplemental Indenture dated as of May 15, 2001 between Subsequent Guarantors (Generac Portable Products, Inc., GPPD, Inc., GPPW, Inc. and Generac Portable Products, LLC), Briggs & Stratton Corporation, and Bank One, N.A., as Trustee.
            (Filed as Exhibit 4.7 to the Company's Registration Statement on Form S-3 dated July 3, 2001 and incorporated by reference herein.)

4.8 Registration Rights Agreement dated as of May 8, 2001 between Briggs & Stratton Corporation and Goldman, Sachs & Co. and Banc of America Securities LLC, as Representatives of the Several Purchasers, providing for the registration of the 5.00% Convertible Senior Notes due May 15, 2006.
            (Filed as Exhibit 4.8 to the Company's Registration Statement on Form S-3 dated July 3, 2001 and incorporated by reference herein.)

4.9 Indenture dated as of May 14, 2001 between Briggs & Stratton Corporation, the Guarantors listed on Schedule I thereto and Bank One, N.A., as Trustee, providing for 8.875% Senior Notes due March 15, 2011 (including form of Note, form of Notation of Guarantee and other exhibits).
            (Filed as Exhibit 4.9 to the Company's Registration Statement on Form S-3 dated July 3, 2001 and incorporated by reference herein.)

4.10 Form of Supplemental Indenture dated as of May 15, 2001 between Subsequent Guarantors (Generac Portable Products, Inc., GPPD, Inc., GPPW, Inc. and Generac Portable Products, LLC), Briggs & Stratton Corporation, and Bank One, N.A., as Trustee.
            (Filed as Exhibit 4.10 to the Company's Registration Statement on Form S-3 dated July 3, 2001 and incorporated by reference herein.)

4.11 Exchange and Registration Rights Agreement dated as of May 9, 2001 between Briggs & Stratton Corporation and Goldman, Sachs & Co. and Banc of America Securities LLC, as Representatives of the Several Purchasers, providing for the registration or exchange of the 8.875% Senior Notes due March 15, 2011.
            (Filed as Exhibit 4.11 to the Company's Registration Statement on Form S-3 dated July 3, 2001 and incorporated by reference herein.)

4.12 First Supplemental Indenture, dated as of May 14, 2001, between Briggs & Stratton Corporation and Bank One, N.A., as Trustee under the Indenture dated as of June 4, 1997.
            (Filed as Exhibit 4.12 to the Company's Registration Statement on Form S-3 dated July 3, 2001 and incorporated by reference herein.)

4.13 Form of Indenture Supplement to Add a Subsidiary Guarantor dated as of May 15, 2001 among each Subsidiary Guarantor (Generac Portable Products, Inc., GPPD, Inc., GPPW, Inc. and Generac Portable Products,
         LLC), Briggs & Stratton Corporation, and Bank One, N.A., as Trustee. (Filed as Exhibit 4.13 to the Company's Registration Statement on Form S-3 dated July 3, 2001 and incorporated by reference herein.)

5 Opinion of Quarles & Brady LLP as to the legality of the securities being registered.
            (Filed as Exhibit 5 to the Company's Registration Statement on Form S-3 dated July 3, 2001 and incorporated by reference herein.)

12 Computation of Ratio of Earnings to Fixed Charges. (Filed as Exhibit 12 to the Company's Annual Report on Form 10-K for fiscal year ended July 1, 2001 and incorporated by reference herein.)

23.1     Consent of Arthur Andersen LLP.
            (Filed herewith.)

23.2     Consent of PricewaterhouseCoopers LLP.
            (Filed herewith.)

23.3     Consent of Quarles & Brady LLP.
            (Contained in Exhibit 5.)

24 Powers of attorney (contained on the Signatures pages to the Company's Registration Statement on Form S-3 dated July 3, 2001 and incorporated by reference herein).

25 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Bank One, N.A.
            (Filed as Exhibit 25 to the Company's Registration Statement on Form S-3 dated July 3, 2001 and incorporated by reference herein.)






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